                                                                  EXHIBIT 10(23)


                            ASSET PURCHASE AGREEMENT

                                      AMONG

                         MOLEX INDUSTRIAL VENTURES INC.,
                                  ("PURCHASER")

                               MOLEX INCORPORATED,
                                   ("PARENT")

                                       AND

                            AXSYS TECHNOLOGIES, INC.
                                   ("SELLER")


                          Dated as of February 3, 2000

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, dated as of February 3, 2000, by and among Molex Industrial Ventures Inc., a Delaware corporation ("PURCHASER") and a wholly-owned subsidiary of Molex Incorporated, a Delaware corporation with offices at 2222 Wellington Court, Lisle, Illinois 60532 ("PARENT") and Axsys Technologies, Inc., a Delaware corporation with offices at 910 Sylvan Avenue, Suite 180, Englewood Cliffs, New Jersey 07632 ("SELLER"). Purchaser desires to purchase and Seller desires to sell all of the operating assets used exclusively by Seller's Beau Interconnect Division. In consideration of the foregoing and mutual covenants, agreements and warranties herein contained, it is agreed that Purchaser shall acquire from Seller all of the Acquired Assets (as defined herein) and assume all of the Assumed Obligations (as defined herein) as of the Closing Date (as defined herein) hereof upon the terms and conditions hereinafter set forth. The parties agree as follows:

                               CERTAIN DEFINITIONS

         Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

         "AFFILIATE" of any person shall mean any corporation, proprietorship, partnership or business entity which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such person, and any directors, officers, partners or 50% or more owners of such person.

         "AGREEMENT" shall mean this Asset Purchase Agreement, including all Exhibits and the Disclosure Schedule hereto, as it may be amended from time to time in accordance with its terms.

         "AUTHORITY" means any governmental, regulatory or administrative body, board, commission, agency, subdivision or authority, any court or judicial authority, any public, private or industry regulatory authority, whether foreign, national, Federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any Regulation.

         "BULK SALES LAWS" means the Uniform Commercial Code Bulk Transfer provisions of any jurisdiction relating to bulk sales which are applicable to the sale of the Acquired Assets by Seller hereunder.

         "BUSINESS" means the terminal block, connector and other business and operations of Seller conducted by the Division at the date of this Agreement and/or the Closing Date relating to the Acquired Assets and Assumed Obligations.

         "CASH" means all cash, certificates of deposit, bank deposits and other cash equivalents, together with all accrued but unpaid interest thereon.

         "CLAIM" means any claim, lawsuit, demand, suit, inquiry made, hearing, investigation, notice of a violation, litigation, proceeding or arbitration, whether civil, criminal, administrative or otherwise.

         "CLOSING" means the consummation of the transactions contemplated herein on the Closing Date in accordance with ARTICLE VIII hereof.

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "CONTRACT" means any agreement, contract, commitment, or other binding arrangement or understanding, whether written or oral.

         "CREDIT AGREEMENT" means the Credit Agreement, dated as of April 25, 1996 (as amended, modified or supplemented), among Seller, various of its subsidiaries, the Banks party to the Credit Agreement and Paribas, as Agent.

         "DISCLOSURE SCHEDULE" means the disclosure schedule of Seller attached hereto.

         "DIVISION" means the Seller with respect to its Beau Interconnect Division.

         "EMPLOYEES" has the meaning specified in SECTION 6.1 hereof.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in
Section 3(37) and 40001(a)(3) of ERISA), or (d)


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Employee Welfare Benefit Plan, in each case, which provides benefits to
Employees.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "ENVIRONMENTAL CLAIM" shall mean any Claim by any Person or any Authority alleging potential Liability or obligations (including potential Liability or obligations for or requirement to incur investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by Seller, or (ii) circumstances forming the basis of any violation, or alleged violation, or Liability under any Environmental, Health and Safety Requirement.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Materials of Environmental Concern as such requirements are enacted and in effect on or prior to the Closing Date.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

         "EXISTING INDEBTEDNESS" means all funded indebtedness of the Division (including both the current and long-term portions of any long-term indebtedness), including the IRB Indebtedness and all obligations under capitalized leases.


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         "FACILITY" means the buildings, structures, fixtures and improvements comprising the headquarters and manufacturing facility of the Division situated on the property leased by Seller under the Lease.

         "FINANCIAL STATEMENTS" means the unaudited financial statements of the Division, consisting of the balance sheet, together with related statements of income and retained earnings and changes in cash flows, and the notes and supplementary information thereto, certified by the chief financial officer of Seller, as of and for each of the three years ended December 31, 1998 (the "ANNUAL FINANCIAL STATEMENTS"), and as of for the nine-month period ended September 30, 1999, consisting of the balance sheet at such date (the "SEPTEMBER 30 BALANCE SHEET") and, with respect to the nine-month period ended September 30, 1999, only the related statements of income for such period then ended, copies of which are attached to the Disclosure Schedule.

         "GAAP" shall mean the U.S. generally accepted accounting principles at the time in effect, consistently applied by Seller.

         "IRB INDEBTEDNESS" shall mean The Industrial Development Authority of the State of New Hampshire Floating/Fixed Rate Industrial Facility Revenue Bonds (V Land Corporation - 1985 Laconia Series) payable from payments made under the Loan Agreement.

         "KNOWLEDGE" of any Person (or any form of such term, such as "knows", "known", etc.) as used in this Agreement with respect to a party's awareness of the presence or absence of a fact, event or condition shall mean (i) the actual knowledge of such Person after due inquiry, and in the case of Seller, the actual knowledge after due inquiry of each officer or director of Seller, Marie Carson, Brian Davis, Thomas Gray, Roland Keller, Anthony J. Peleckis, Gary Robertson and Brad Wallace plus (ii) the knowledge that should be obtained by a party conducting itself reasonably and with sound discretion in the management of its own affairs.

         "LEASE" means the Lease Agreement, dated September 15, 1987 by and between the City of Laconia and Laconia Airport Authority, as lessors (the "LESSORS") and Seller as Lessee.

         "LEASED PROPERTY" shall mean the property leased to Seller pursuant to the terms of the Lease.

         "LIABILITY" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent,


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whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability or obligation for or with respect to Taxes.

         "LIEN" means any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, easement, restriction or interest of another Person or any kind or nature.

         "LOAN AGREEMENT" means the Loan Agreement among The Industrial Development Authority of the State of New Hampshire and Seller, dated as of May 1, 1985, as amended.

         "LOSSES" shall mean all Liabilities, losses, costs, damages, penalties or expenses (including, without limitation, reasonable attorneys' fees and expenses, costs of investigation and litigation, court costs and amounts paid in settlement (to the extent paid in accordance with the provisions of ARTICLE X hereof)).

         "MATERIAL ADVERSE CHANGE" means any developments or changes which would have a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" with respect to any Person means any material adverse effect on the business, results of operations or financial condition of such Person, except any such effect resulting from or arising in connection with
(A) changes in economic, financial market, regulatory or political conditions generally or in particular markets in which the Division operates the Business or (B) any matters disclosed in the Disclosure Schedule. When used in relation to the Division or the Business (each of which shall be deemed to include the Acquired Assets, the Assumed Obligations, and the Real Property,) Material Adverse Effect shall have a correlative meaning to the meaning stated in the preceding sentence.

         "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials (ACM), polychlorinated biphenyls (PCB) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation)


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that are regulated by, or may now form the basis of Liability under, any
Environmental, Health and Safety Requirement.

         "MODIFIED SEPTEMBER 30 BALANCE SHEET" has the meaning specified in
SECTION 2.2(A) hereof.

         "ORDER" means any decree, order, writ, injunction, rule, judgment, consent of or by a federal, state or foreign Authority.

         "PERMITS" means any franchises, orders, registrations, certificates, licenses, permits, variances, interim permits, permit applications, approvals or other authorizations under any Regulation applicable to the Business or the Real Property.

         "PERSON" means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

         "REAL PROPERTY" shall mean, collectively, the Leased Property and the Facility.

         "REGULATION" means any law, statute, regulation, ruling, rule, Order or Permit, of, administered or enforced by or on behalf of any Authority, and the certificate of incorporation and by-laws of Seller.

         "SUBSIDIARY" means any entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the board of directors or comparable governing body.

         "TAXES" means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax Authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.


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         "TAX RETURN" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

                                    ARTICLE I

                          PURCHASE AND SALE; ASSUMPTION
                             OF CERTAIN LIABILITIES

         1.1. ACQUIRED ASSETS. At the Closing, subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and take assignment and delivery of, all of the assets owned by Seller (wherever located) constituting the Business, and all of Seller's right, title and interest therein and thereto, except for those assets specifically excluded in
SECTION 1.3 (all of the assets sold, assigned, transferred and delivered to Purchaser hereunder are referred to collectively herein as the "ACQUIRED ASSETS"). The Acquired Assets shall include all of Seller's right, title and interest in and to the following assets to the extent used exclusively in connection with the business and operations of the Business:

                  (a) Any and all of the machinery, equipment, installations, furniture, patterns, dies, tools, spare parts, purchased parts, packaging goods, consigned goods, supplies, office equipment, computer hardware or software owned or leased by Seller and used by Seller in the operation of the Business, maintenance equipment and supplies, materials, items of building improvements, and all other tangible personal property of every kind and description (the "EQUIPMENT");

                  (b) All of the inventories, including all raw materials, work in process and finished goods inventories, wherever located (the "INVENTORIES");

                  (c) All of the lift trucks, tractors, trailers, boom trucks, automobiles and other vehicles (the "VEHICLES");

                  (d) All production records, product files, technical information, designs, drawings, laboratory notebooks, confidential information, price lists, marketing plans and strategies, sales records, product development techniques or plans, customer lists and files (including customer credit and collection information), details of client or consultant contracts, operational methods, historical and financial records and files, and other proprietary information, together with the following papers and


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records in Seller's care, custody or control or otherwise available to it; all blueprints, building specifications and "as built" plans, all personnel and labor relations records, all employee benefits and compensation plans and records, all environmental control, monitoring and test records, all plant cost records, all maintenance and production records and all plans and designs of buildings, structures, fixtures and equipment (the "INFORMATION AND RECORDS");

                  (e) All United States and foreign patents, patent applications (including the rights to any and all continuations, divisionals, reissues, reexamination certificates and other derivative applications), patent licenses, service names, service marks, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formulae, including all rights in respect of the name and mark "Beau" and all derivatives thereof, and all goodwill associated with the foregoing, rights under the foregoing, remedies against infringement of the foregoing (including past infringement), and rights to protection of interests in the foregoing under the laws of all jurisdictions (the "Intellectual Property");

                  (f) Any assets (other than the Excluded Assets) reflected on the September 30 Balance Sheet to the extent not disposed of in the ordinary course of business (the "OTHER ASSETS");

                  (g) All goodwill;

                  (h) All accounts and Permits belonging to Seller relating exclusively to the Acquired Assets or the Real Property or exclusively to the operation by Seller of the Business;

                  (i) All real estate and real property interests, and all fixtures and other improvements thereto, including the Facility;

                  (j) Any and all accounts receivable, trade receivables, notes receivable and other receivables (the "ACCOUNTS RECEIVABLE");

                  (k) Except as provided in SECTION 1.3, all Claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment (excluding any such item relating to the payment of Taxes); and


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                  (l) Permanent books of account of the Division (except that
Seller shall have the right to inspect and copy the same as may be reasonably necessary after the Closing).

         1.2. ASSIGNMENT OF CONTRACTS, LEASES AND OTHER ASSETS. As additional consideration for the Acquired Assets, subject to the terms and conditions set forth in this Agreement, Seller will assign and transfer to Purchaser, effective as of the Closing Date, all of Seller's right, title and interest in and to, and Purchaser will take assignment of, the following rights and interests that are used exclusively in connection with or relate to the business and operation of the Business (and all of the following shall be deemed included in the term "ACQUIRED ASSETS" as used herein):

                  (a) All of the leases of real property (the "REAL PROPERTY LEASES");

                  (b) All of the leases of equipment, machinery, installations, vehicles and other personal property, except capitalized leases (it being understood that the equipment and other personal property subject to such leases are Acquired Assets for purposes of this Agreement) (the "EQUIPMENT AND OTHER PERSONAL PROPERTY LEASES");

                  (c) All of the purchase orders, contracts and agreements for the purchase of goods, materials and services, including all rights arising under warranties and all rights to rebates, sales incentives and other payments under oral or written agreements with suppliers and others (the "SELLER PURCHASE ORDERS");

                  (d) All of the purchase orders, Contracts and agreements for the sale of goods and services (the "CUSTOMER PURCHASE ORDERS");

                  (e) All of the other Contracts, policies (to the extent relating solely to the Division or Business), indentures, instruments, guaranties, other similar arrangements and rights thereunder relating to the Business (the "OTHER CONTRACTS"); and

                  (f) All Permits.

         1.3. EXCLUDED ASSETS. The following assets of Seller, as well as any other assets of Seller not identified or described as being sold or assigned to Purchaser in this Agreement, shall be retained by Seller and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "EXCLUDED ASSETS"):


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                  (a) Cash;

                  (b) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate minute book, seal stock register and other corporate and organizational documents and records of Seller relating to the organization, maintenance and existence of Seller as a corporation;

                  (c) Income tax records (except that Purchaser shall have the right to inspect and copy the same as may be reasonably necessary in connection with its own tax liability or tax liabilities arising from the transactions contemplated hereby);

                  (d) Permits to the extent the same are not assignable;

                  (e) Rights of Seller under this Agreement (or under any other agreement between the Seller, on the one hand, and the Purchaser or Parent, on the other hand); and

                  (f) Any items relating to the payment of Taxes for periods prior to the Closing, including refunds of Taxes paid by Seller prior to the Closing.

         1.4. ASSUMED OBLIGATIONS. Except as set forth in SECTION 1.5, Purchaser shall, on the Closing Date, assume, and agree to pay, perform, fulfill and discharge, all of the debts, liabilities, responsibilities and obligations of the Business (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation:

                  (a) All liabilities and obligations of the Business under the agreements, contracts, leases, licenses, permits, and other arrangements referred to in the definition of Acquired Assets;

                  (b) All liabilities and obligations of the Business under outstanding product and service warranty obligations as of the Closing Date;

                  (c) Employment and other related obligations to the Employees to the extent provided for in ARTICLE VI hereof; and


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                  (d) All liabilities and obligations of or relating to the
Business with respect to environmental matters, including without limitation those arising under Environmental, Health, and Safety Requirements.

         All of the liabilities and obligations of Seller and the Business assumed pursuant to this SECTION 1.4 or elsewhere in this Agreement are collectively referred to herein as the "ASSUMED OBLIGATIONS."

         1.5. NO OTHER LIABILITIES ASSUMED. Anything in this Agreement to the contrary notwithstanding, but subject to ARTICLE VI hereof (to the extent applicable), neither Purchaser nor any of its affiliates shall assume, and shall not be deemed to have assumed, any debt, claim, obligation or other liability of Seller or any of its affiliates whatsoever other than as specifically set forth in SECTION 1.4 including, but not limited to:

                  (a) any Liability of Seller for unpaid Taxes (deferred or currently payable) or for income, transfer, sales, use or any other Taxes of Seller arising as a result of the consummation of the transactions contemplated hereby, or for any Liability of the Seller to any Authority on account of amounts required to be withheld or collected from salaries or wages of Persons in its employ under any income tax, social security, medicare or similar law applicable to such Persons ("employment taxes") (other than (i) employment and sales taxes which have been collected by Seller after the date of the September 30 Balance Sheet and prior to the Closing Date in accordance with applicable law and are not then due and payable and (ii) unpaid real estate Taxes through the Closing Date which are not then due and payable, in each case to the extent reflected on the Closing Balance Sheet and which, in each case, shall be deemed to be Assumed Obligations for purposes of this Agreement and shall be assumed and paid by the Purchaser).

                  (b) Brokers or finders' fees, or other liability of Seller for costs and expenses (including accounting and legal fees and expenses and all fees and expenses payable to Donaldson, Lufkin & Jenrette) incurred in connection with this Agreement or the consummation of the transactions contemplated hereby;

                  (c) Liabilities or obligations of Seller under this Agreement (or under any other agreement between Seller on the one hand and the Purchaser on the other hand entered into on or after the date of this Agreement);


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                  (d) Liabilities or obligations in respect of Seller's
indebtedness for borrowed money (including principal, interest, prepayment or other penalty or premium incurred with respect to the IRB Indebtedness and capitalized lease obligations);

                  (e) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

                  (f) any Liability or obligation of Seller under the Employee Benefit Plans (other than any Liability or obligation expressly assumed by Purchaser under ARTICLE VI hereof, but only to the extent reflected on the Closing Balance Sheet, which shall be deemed Assumed Obligations for purposes of this Agreement);

                  (g) any Liability or obligation of Seller to the officers, directors, stockholders or Affiliates of Seller;

                  (h) any Liability or obligation (including any termination Liability) of Seller with respect to any lease, contract, commitment, understanding, or agreement not listed in SECTION 3.12 of the Disclosure Schedule to the extent required to be disclosed by the terms of SECTION 3.12 hereof;

                  (i) any Liability or obligation relating to assets of Seller other than the Acquired Assets;

                  (j) any Liability or obligation of Seller imposed by the Worker Adjustment Retraining and Notification Act in connection with the notice or failure to provide notice of a plant closing, mass layoff or termination of employees prior to the Closing;

                  (k) any Liability of the Division, the Business or any of the Acquired Assets in respect of intercompany indebtedness or intercompany accounts payable; and


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                  (l) any Liability of the Division, the Business or any of the
Acquired Assets in respect of the employment discrimination matters disclosed in
SECTION 3.15 of the Disclosure Schedule.

         The assumption by Purchaser of the Assumed Obligations shall not in any way expand the rights or remedies of any third party against Purchaser or Seller as compared to the rights and remedies which such third party would have had against any such party had Purchaser not assumed such liabilities. Without limiting the generality of the foregoing, the assumption by Purchaser of the Assumed Obligations shall not create any third party beneficiary rights in favor of any third party. Seller shall pay and discharge when due all of its Obligations that Purchaser has not specifically agreed to assume pursuant to
SECTION 1.4 hereof.

         The liabilities and obligations of Seller and the Business specified above in this SECTION 1.5 are referred to herein as the "EXCLUDED LIABILITIES."

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

         2.1. PAYMENT OF PURCHASE PRICE. At the Closing, Purchaser agrees to pay to Seller $31,800,000.00 for the Acquired Assets and to assume the Assumed Obligations. Such amount shall be payable by wire transfer of immediately available funds to an account designated by Seller. Such $31,800,000.00, as adjusted by the Purchase Price Adjustment pursuant to SECTION 2.2 hereof, is referred to herein as the "Purchase Price."

         2.2. CLOSING BALANCE SHEET; PURCHASE PRICE ADJUSTMENT. (a) As promptly as practicable but in any event within 60 days following the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Purchaser an unaudited pro forma balance sheet of the Division as of the close of business on the day immediately preceding the Closing Date (the "CLOSING BALANCE SHEET"). There shall be attached to the Closing Balance Sheet an annex setting forth in reasonable detail Seller's computation of the Purchase Price Adjustment (as defined in SECTION 2.2(D)). For purposes of calculating the Purchase Price Adjustment, Purchaser and Seller have prepared the modified September 30 Balance Sheet attached hereto (the "Modified September 30 Balance Sheet") included in
Section 2.2(a) of the Disclosure Schedule.


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

                  (b) The Closing Balance Sheet shall be prepared in accordance with GAAP, as modified by the principles utilized to prepare the Modified September 30 Balance Sheet, determined as of the close of business on the day immediately preceding the Closing Date and applied on a consistent basis (it being acknowledged, for the purposes of clarity, that reserves shall be created, modified or reversed only in accordance with Seller's past policies and practices); except that (i) no Excluded Asset (including, without limitation,
Cash) shall be included on the Closing Balance Sheet; (ii) no Excluded Liability or reserve therefor (including, without limitation, all Existing Indebtedness not assumed by Purchaser) shall be included on the Closing Balance Sheet; (iii) no deferred income tax asset or income tax liability shall be included on the Closing Balance Sheet; (iv) no income tax asset or income tax liability shall be included on the Closing Balance Sheet; (v) no allocation of corporate expenses shall be included on the Closing Balance Sheet; (vi) no property, plant or equipment shall be revalued; (vii) goodwill shall not be revalued; (viii) the allowance for doubtful accounts receivable on the Closing Balance Sheet shall be the greater of $64,405 or 2.3% of the gross accounts receivable outstanding;
(ix) the reserve for customer product returns on the Closing Balance Sheet shall be the greater of $43,083 or 1.5% of gross accounts receivable outstanding and
(x) no Liability or reserve therefor with respect to employee compensation or benefit matters (including under any Employee Benefit Plan) shall be accrued or reflected on the Closing Balance Sheet except for accruals in the ordinary course of business consistent with past practices. The Closing Balance Sheet shall include appropriate accruals through the Closing Date for all Assumed Obligations.

                  (c) The Closing Balance Sheet delivered by Seller to Purchaser and the computation of the Purchase Price Adjustment annexed thereto shall be conclusive and binding upon the parties unless Purchaser, within 30 days after the delivery to Purchaser of the Closing Balance Sheet, notifies Seller in writing that Purchaser disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the computation of the Purchase Price Adjustment, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding upon the parties. If the parties do not reach agreement resolving all of the matters in dispute within 30 days after notice is given by Seller to Purchaser pursuant to the second preceding sentence, the parties shall submit the remaining matters in dispute to the department specializing in dispute resolution of the New York office


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

of KPMG LLP for resolution; provided, that if KPMG LLP has had a material relationship with any of Purchaser, Parent or Seller or any of their respective affiliates within the two years preceding the appointment or KPMG LLP refuses to accept such appointment, the parties shall submit the remaining matters in dispute to such other nationally recognized independent accounting firm that is mutually agreeable to the parties, which firm shall not have had a material relationship with any of Purchaser, Parent or Seller or their respective affiliates within the two years preceding the appointment (such accounting firm, the "ARBITER"), for resolution. If the parties cannot agree on the selection of such an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding upon the parties. Promptly, but no later than 30 days after its acceptance of its appointment as Arbiter, the Arbiter shall determine, based solely on presentations by Purchaser and Seller, and not by independent review, only those issues in dispute and shall render a written report as to the dispute and the resulting computation of the Closing Balance Sheet and the Purchase Price Adjustment, if any, which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter (x) shall make its determination in accordance with the provisions of this SECTION 2.2 and the other provisions of this Agreement to the extent expressly relating to this SECTION 2.2 and the matters in dispute (provided that, whether or not Purchaser has an indemnification right hereunder with respect to any matter shall not be taken into account for purposes of the preparation of the Closing Balance Sheet or any dispute in connection therewith), (y) shall be bound by the provisions of paragraph (b) of this
SECTION 2.2, and (z) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Arbiter (i) shall be borne by Purchaser in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Purchaser (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Purchaser (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Parent and Purchaser, on the one hand, and Seller, on the other hand, each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Closing Balance Sheet.

                  (d) As used herein, (i) the term "FINAL CLOSING BALANCE SHEET" shall mean the Closing Balance Sheet which has become conclusive and binding upon the parties pursuant to paragraph (c) of this SECTION 2.2, (ii) the term "CLOSING BOOK VALUE" shall mean the amount obtained by subtracting the Assumed Obligations, as set forth in the Final Closing Balance Sheet, from the Acquired Assets, as set forth in the Final Closing Balance Sheet (which shall be the amount corresponding to the "Division Equity" on the Modified September 30 Balance Sheet), and (iii) the term "TARGET BOOK VALUE" shall mean $8,007,877.00, being the "Division Equity" as set forth in Modified September 30 Balance Sheet. The difference between the Target Book Value and the Closing Book Value shall be the "PURCHASE PRICE ADJUSTMENT." If the Target Book Value exceeds the Closing Book Value, Seller shall pay to Purchaser an amount equal to the Purchase Price Adjustment in accordance with the provisions of paragraph (e) of this SECTION
2.2. If the Closing Book Value exceeds the Target Book Value, Purchaser shall pay to Seller an amount equal to the Purchase Price Adjustment in accordance with the provisions of paragraph (e) of this SECTION 2.2.

                  (e) The amount of any Purchase Price Adjustment shall bear interest at an annual rate equal to the reference rate from time to time of The Chase Manhattan Bank N.A. from and including the Closing Date to, but not including, the date of payment. Any amount payable as Purchase Price Adjustment (plus interest determined pursuant to the immediately preceding sentence) shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller or Purchaser, as applicable. Such payment shall be made on the third business day following (i) the last day on which Purchaser may, pursuant to the first sentence of paragraph (c) of this SECTION 2.2, notify Seller that it disputes any of the amounts set forth in the Closing Balance Sheet, if Purchaser shall not notify Seller of any dispute, or such earlier date as Purchaser shall advise Seller of the absence of any dispute, or (ii) the date mutual agreement is reached as to the amount of the Purchase Price Adjustment, if any, in the event of a dispute that is settled by the parties without resort to the Arbiter, or (iii) the receipt of the report of the Arbiter in the event of a dispute which is settled by the Arbiter, as applicable.

                  (f) Seller shall provide Purchaser and its accountants reasonable access to the books and records of the Division and to any other information, including work papers of its accountants, to the extent reasonably necessary for the Purchaser to review the Closing Balance Sheet. Purchaser shall provide Seller and its accountants with reasonable access to the books, records, facilities and personnel of the Business and to any other information, including work papers of its accountants, to the extent reasonably necessary for Seller in connection with the preparation of the Closing Balance Sheet and in connection with any objections to the Closing Balance Sheet raised by Purchaser.

                  (g) Each of the parties hereto shall have the right to offset amounts then owing or subject to an outstanding Claim in respect of the other party's indemnification obligations pursuant to ARTICLE X hereof (subject in any event to the application of any deductible or cap with respect to such indemnification) against any amount due in respect of the Purchase Price Adjustment. Any setoff made in respect of an outstanding Claim, however, shall be subject to reversal in accordance with the final resolution of the relevant outstanding Claim, and, promptly after such final resolution, the Seller shall pay to the Purchaser, or the Purchaser shall pay to the Seller, as applicable, an amount such that, after any effect thereto, the total payments made in respect of the Purchase Price Adjustment properly reflect such final resolution and the accrued interest on the amount of the setoff computed from Closing Date at the rate provided in SECTION 2.2(E).

         2.3. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated in the manner described in SECTION 2.3 of the Disclosure Schedule, it being understood that, on or prior to the 15th business day after the Closing Balance Sheet is finally determined, the Parent and the Purchaser shall establish the values applicable to the Acquired Assets in a reasonably supportable manner consistent with Section 2.3 of the Disclosure Schedule and provide written notice to the Seller of the values so established. Any adjustment to the Purchase Price pursuant to SECTION 2.2 hereof or otherwise shall be allocated in a manner consistent with SECTION 2.3 of the Disclosure Schedule and as required by the relevant tax laws. Seller, Parent and Purchaser further agree to file all income tax returns or reports, including, without limitation, IRS Form 8594, for their respective taxable years in which the Closing occurs and to reflect the allocation of Purchase Price described in this
SECTION 2.3 on any such return or report and, unless required by the relevant tax laws, agree not to take any position inconsistent therewith before any governmental agency charged with the collection of any Taxes or in any judicial proceeding.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to each of Purchaser and Parent as of the date hereof and as of the Closing Date as set forth below. The information disclosed in any section of the Disclosure Schedule attached hereto shall be deemed to relate solely to the section of this ARTICLE III to which such section of the Disclosure Schedule relates and shall not be deemed made for other sections of this ARTICLE III to which such disclosure may apply unless (1) it is readily apparent that such information is clearly applicable to another section of this Article III or (2) such disclosure is cross-referenced in the Schedule(s) relating to such other section(s), and, in each such case, only to the extent that the applicable information or risk is described.

         3.1. DUE INCORPORATION, ETC. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to transact business as a foreign corporation and in good standing in the State of New Hampshire and each other state in which the nature of the Business requires such qualification, a list of which is set forth in SECTION
3.1 of the Disclosure Schedule.

         3.2. CORPORATE AUTHORITY; ENFORCEABILITY; CONFLICTS. (a) The execution, delivery and performance by Seller of this Agreement and all agreements, certificates and other instruments executed and delivered pursuant hereto by Seller ("SELLER'S ANCILLARY DOCUMENTS"), and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and each of Seller's Ancillary Documents has been, or will have been, duly and validly executed and delivered by Seller, and constitutes or will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

                  (b) Except as specified in SECTION 3.2 of the Disclosure Schedule or as would not reasonably be expected to have a Material

Adverse Effect on the Business or on the ability of Seller to consummate the transactions contemplated hereby, the execution, delivery and performance of this Agreement and all of Seller's Ancillary Documents by Seller will not:

                           (i) violate any Order applicable to the interest of
                  Seller in any of the Acquired Assets, the Assumed Obligations or the Division;

                           (ii) violate any Regulation binding on Seller, any of
                  the Acquired Assets, the Assumed Obligations or the Division;

                           (iii) violate or conflict with, or result in a breach
                  of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any event creating rights of acceleration, termination, modification or cancellation under any material Contract to which the Division is a party, or by which the Division or any of the Acquired Assets or the Assumed Obligations are bound; or

                           (iv) result in the creation of any Lien upon the
                  Acquired Assets; or

                           (v) violate, conflict with or result in any breach of
                  any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Seller;

                  (c) SECTION 3.2 of the Disclosure Schedule sets forth each consent, approval, permit, act, amendment, novation or waiver of any third party (each a "CONSENT") necessary to prevent the occurrence of a violation, conflict, breach, default, with or without due notice or lapse of time or both, or event creating rights of acceleration, termination, modification or cancellation by reason of the execution, delivery and performance of this Agreement and Seller's Ancillary Documents by Seller, except for Consents which, if not obtained, would not, individually or in the aggregate, result in a Material Adverse Effect on the Division, or materially adversely affect the consummation of the transactions contemplated hereby or the conduct of the Business after the Closing. Seller agrees to use commercially reasonable efforts to obtain such Consents as provided in SECTION 5.1 hereof, provided that Seller shall obtain the consents specified in paragraphs (a) - (c) of SECTION 3.2 of the Disclosure Schedule satisfactory in form and substance to the Purchaser.

         3.3. PERMITS; COMPLIANCE WITH LAW; CONSENTS. The Division holds all of the Permits described in SECTION 3.3 of the Disclosure Schedule, and no other Permits are currently necessary for the lawful operation of the Division or the use of the Real Property, except for those the absence of which would not reasonably be expected to have a Material Adverse Effect on the Division. Seller is not in violation of any Regulation to which the Division, Acquired Assets or Assumed Obligations are subject, except for such violations as would not reasonably be expected to have a Material Adverse Effect on the Division. Except as set forth in the Disclosure Schedule and for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), no notice to, filing with, authorization of, exemption by, or Consent of any Authority is required for Seller to consummate the transactions contemplated hereby or by the Seller's Ancillary Documents.

         3.4. FINANCIAL STATEMENTS AND CONDITION. Seller has delivered to Purchaser copies of the Financial Statements, true and correct copies of which are attached to the Disclosure Schedule. The Financial Statements, including the notes thereto, (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the financial position, results of operations and changes in cash flows of the Division as of such dates and for the periods then ended (subject, in the case of unaudited interim Financial Statements, to normal year-end audit adjustments consistent with prior periods), (iii) have been derived from the books and records of account of Seller, and (iv) can be reconciled with the financial statements and the financial records maintained and the accounting methods applied by Seller for federal income tax purposes.

         3.5. CERTAIN CHANGES. Since December 31, 1998, Seller has conducted its business only in the ordinary and usual course and, except as set forth in
SECTION 3.5 of the Disclosure Schedule, there has been no Material Adverse Change in the assets, properties, business, operations, prospects, customer, supplier or employee relations, net income or condition (financial or otherwise) of the Division taken as a whole or in the ability of Seller to perform this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and there is no event, condition, circumstance or prospective development which, to the Seller's knowledge, threatens to cause such a Material Adverse Change. Without limiting the generality of the foregoing, except as specified in SECTION 3.5 of the Disclosure Schedule, since December 31, 1998, there has not been (i) any Material Adverse Change with respect to the Division, (ii) any material loss or damage (whether or not covered by insurance) to any of the Acquired Assets, which materially affects or impairs the ability of Seller to conduct the business of the Division, or any other event or condition of any character which has materially and adversely affected the business or operation of the Division,
(iii) any contract or other transaction entered into by Seller relating to, or otherwise affecting in any way, the Division or the operation thereof, other than in the ordinary course of business, (iv) any sale or transfer of the Acquired Assets, except items of the Inventories which have been sold in the ordinary course of business, or any cancellation of any debts or claims of Seller, except in the ordinary course of business consistent with past practices, (v) any material changes in the terms of any instruments, accounts, notes, Contracts, or other instruments that are Assumed Obligations, except in the ordinary course of business (vi) any changes in the accounting or tax systems, policies or practices of Seller, (vii) any material waiver by Seller of any rights which have any value, except in the ordinary course of business consistent with past practices or (viii) any transactions out of the ordinary course of business with any of Seller's affiliates, (ix) any Liability or obligation (whether directly or by way of guarantee or otherwise) incurred by the Division other than in the ordinary course of business consistent with past practices, or any obligation to repay prematurely any borrowed money, (x) any material change in the credit policies or practices of the Division, (xi) any increases in the rate or terms of compensation (including termination and severance pay) payable or to become payable by the Division to directors, officers or employees, or increases in the rate or terms of any bonus, insurance, pension or other employee benefit plan, program or arrangement made to, for or with any such directors, officers or employees, except increases occurring in the ordinary course of business consistent with past practice or as required by applicable law, or any new or amended employment, severance or termination agreement with any such Person, (xii) any change to any of its business policies, including advertising, licensing, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget and product acquisition policies, in each case, other than in the ordinary course of business and where such change, singly or together with other such changes, has not had a Material Adverse Effect on the Division, (xiii) any receipt of any advances or prepayments on or prior to the Closing Date with respect to products to be delivered or services to be performed by Purchaser after the Closing Date, (xiv) engaged in any other transaction other than in the ordinary course of business, or (xv) agreed, in writing or orally, to do any of the foregoing.

         3.6. TITLE TO ACQUIRED ASSETS. Except for leased assets, Seller has full, unconditional, good and marketable title to the personal property and real property included in the Acquired Assets, free and clear of any Lien, except as referred to SECTION 3.7 hereof and as disclosed in SECTION 3.6 of the Disclosure Schedule and except for minor Liens, defects or other restrictions (other than security interests) which do not, individually or in the aggregate, materially detract from the value or materially interfere with the present use of such property or the Leased Property (each such minor Lien, defect or other restriction, a "PERMITTED LIEN"). All financing statements or similar instruments filed by any party with respect to the Acquired Assets are specified in SECTION 3.6 of the Disclosure Schedule. Except for such financing statements, there are not any Liens, defects in title or other restrictions to which the real or personal property included in the Acquired Assets is subject except for Permitted Liens. At and as of the Closing, Seller will convey the Acquired Assets to Purchaser by deeds, bill of sale, certificates of title and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser will have, good title to all of the Acquired Assets, free and clear of all Liens, except for Permitted Liens.

         3.7. REAL PROPERTY LEASES. SECTION 3.7 of the Disclosure Schedule lists all leases pursuant to which Seller holds any real property used in connection with the Division. Other than the Facility, Seller does not own any real property which is used in the operation of the Business, and no other real property is included within the Acquired Assets. The Leased Property is leased by Seller pursuant to the Lease, a true and correct copy of which is attached to the Disclosure Schedule. The Lease provides that all improvements constructed on the Leased Property, including the Facility and all fixtures, equipment, personal property and appurtenances thereto, shall be the property of Seller and shall be removed by Seller at the termination of the Lease unless otherwise agreed by the Lessors. The Lease is in full force and effect and is valid, binding and enforceable with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies. Except to the extent of any required Consent to the assignment of the Lease to Purchaser, there exists no default by Seller or event or condition which, with notice or lapse of time or both, would constitute a default by Seller under the Lease. There exists no default by Lessors or, to Seller's knowledge, any event or condition which, with notice or lapse of time or both, would constitute a default by Lessors under the Lease. The Lease has not been amended or modified, whether orally or in writing. Seller has not assigned the Lease or any of its right, title or interest thereunder.

         3.8. EQUIPMENT. Seller has previously provided to Purchaser its most recent regularly generated list of all of the Equipment. The Equipment and Other Personal Property Leases listed in SECTION 3.8 of the Disclosure Schedule includes all leases by the Division of any item of personal property used in connection with the business and operation of the Division. The majority of the items of machinery, equipment and other tangible assets included among the Acquired Assets has been in use for more than ten years and, giving due consideration to the age of such items, is in good operating condition, reasonable wear and tear excepted, and has been maintained and repaired on a regular basis so as to preserve its utility and value. The equipment included in the Acquired Assets (whether owned or leased by Seller) is adequate and sufficient to conduct the Business as presently conducted. Except as set forth in SECTION 3.6 of the Disclosure Schedule, Seller is not aware of (i) any Acquired Assets which require substantial repair or replacement, (ii) any manufacturer, supplier or servicer of any Acquired Assets which has terminated its operations and for which there is no readily available comparable replacement; or (iii) any other facts or circumstances which would adversely affect Purchaser's ability to obtain repair or replacement products, parts or services with respect to any Acquired Assets after the Closing. Seller has delivered to Purchaser true, correct and complete copies of all Equipment and Other Personal Property Leases.

         3.9. INTELLECTUAL PROPERTY. SECTION 3.9 of the Disclosure Schedule is an accurate and complete list of all of the United States and foreign patents, patent applications, patent licenses, service names, service marks, trade names, trademarks, trade name and trademark registrations (and applications therefor), copyrights and copyright registrations (and applications therefor) used in connection with or relating to the business and operation of the Business. All of the Intellectual Property is owned by Seller free and clear of all encumbrances or has been duly licensed for use by Seller except as set forth in
SECTION 3.9 of the Disclosure Schedule. Except as set forth in SECTION 3.9 of the Disclosure Schedule, none of the Intellectual Property has been or is the subject of any pending adverse Claim, or, to the Seller's knowledge, any threatened Claim of infringement nor, to the Seller's knowledge, is there any basis for such a Claim. Except as described in SECTION 3.9 of the Disclosure Schedule, the Division has not received any notice contesting its right to use any Intellectual Property now used by it in connection with the Business or the operation thereof. Except as set forth in SECTION 3.9 of the Disclosure Schedule, Seller has not granted any license in respect of any Intellectual Property. The Intellectual Property rights constitute all of the proprietary rights that are used in or necessary for the conduct of the Business as currently being conducted, and Seller is not subject to any judgment, order, writ, injunction or decree of any Authority, or has entered into or is a party to any contract which restricts or impairs the use of any such Intellectual Property. Notwithstanding any limitations or qualifications of, or exceptions to (whether in the Disclosure Schedule attached hereto or otherwise) any other representation and warranty contained in this
Article III, (i) there are no Liabilities or obligations of Seller or its affiliates of any kind whatsoever (whether accrued or not and whether absolute or contingent, known or unknown or due or to become due) with respect to Claims relating to the validity of, or the Division's ownership of or right to use, the Intellectual Property or alleged infringement by the Division of the intellectual property of any other Person; (ii) there is no valid basis for the assertion of any such Liabilities or obligations, whether or not accrued and whether or not absolute or contingent, known or unknown or due or to become due; and (iii) there is no existing condition, situation or set of circumstances which will result in such a Liability or obligation, except in the case of items
(i), (ii) and (iii) of this sentence, for such Liabilities or obligations which would not have, individually or in the aggregate, a Material Adverse Effect on the Business. Except as described in SECTION 3.9 of the Disclosure Schedule, Seller does not pay to or receive any royalty from any Person under any of the Intellectual Property. Assuming the execution and delivery and, where applicable, recording of assignments in proper form, all rights of the Division in and to the Intellectual Property will be unaffected by the transactions contemplated by this Agreement. The Intellectual Property rights are valid and enforceable and no relevant application, patent or registration relating thereto has (except as indicated in SECTION 3.9 of the Disclosure Schedule) lapsed, expired, or been abandoned or cancelled or is the subject of cancellation or other adversarial proceeding and (except as indicated in SECTION 3.9 of the Disclosure Schedule) all pending applications are in good standing, subject to in each case, to such exceptions would not have, individually or in the aggregate, a Material Adverse Effect on the Business. Seller has complied with its contractual obligations relating to the protection of the Intellectual Property used pursuant to licenses.

         3.10. CUSTOMER AND SUPPLIER LISTS. (a) SECTION 3.10 of the Disclosure Schedule contains a true and complete list of all customers and accounts of Seller in respect of the Division which produced gross sales in excess of $50,000 during the year ended December 31, 1998 or the nine months ended September 30, 1999 and (b) all suppliers of the Division which furnished 1% or more of all products or supplies furnished to the Division during the year ended December 31, 1998 or the nine months ended September 30, 1999.

                  (b) During the twelve months preceding the date hereof and the twelve months prior to the Closing Date (as applicable), Seller has not done anything to materially adversely affect the Division's relationship with any such customers or suppliers, and no such customer or supplier has terminated or changed significantly its relationship with the Division. No customer or supplier of the Division has threatened to terminate or change significantly its relationship with the Division on or after the Closing Date, nor, to the Seller's knowledge, will the transactions contemplated by this Agreement adversely affect the relationship of the Division with any of its customers or suppliers. Seller has not granted or received from any customer, supplier or any other Person (collectively, "OTHER PARTIES") more favorable terms or conditions with respect to the operation of the Business based on the payment of any funds or transfer of any asset of Seller or any Related Party, directly or indirectly, to Other Parties or employees, agents or Affiliates of Other Parties or based on the relationship of Other Parties or employees, agents or Affiliates of Other Parties to Seller or any Related Party. Set forth on SECTION 3.10 of the Disclosure Schedule is a description of any credit or other sales terms provided by Seller or Other Parties in connection with sales of products or services by the Division. Seller has not granted any credit or other sales terms to customers or others inconsistent with its prior practices or general industry practice.

         3.11 ABSENCE OF UNDISCLOSED LIABILITIES. Notwithstanding any limitations or qualifications of, or exceptions to, (whether in the Disclosure Schedule or otherwise) any other representation and warranty contained in this
ARTICLE III, there are no Liabilities, commitments or obligations of the Division of any kind whatsoever, and, to Seller's knowledge, there is no valid basis for the assertion of any such Liabilities, commitments or obligations, and, to Seller's knowledge, there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a Liability, commitment or obligation, other than (a) liabilities and obligations to the extent and in the amounts set forth on the September 30 Balance Sheet (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law), (b) additional accruals of liabilities and obligations incurred, in each case, in the ordinary course of business consistent with past practices subsequent to the date of the September 30 Balance Sheet and prior to the date hereof or the Closing Date (as applicable), provided that none of such additional accruals results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law or relates to indebtedness for borrowed money or inter-company debt or debt owed to Affiliates, (c) obligations in respect of the performance of Contracts, Permits or other items containing continuing obligations specified in the Disclosure Schedule (or not required, pursuant to the provisions of this Agreement, to be so specified), none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law or relates to indebtedness for borrowed money or inter-company debt or debt owed to Affiliates and (d) the Excluded Liabilities.

         3.12. CONTRACTS. SECTION 3.12 of the Disclosure Schedule contains a list of all Contracts (other than purchase or sales orders made in the ordinary course of business consistent with the past practices of the Division) as provided below relating to the Division, the Acquired Assets and the Assumed Obligations the performance of which will involve consideration in excess of $25,000. Seller has delivered to Purchaser true and correct copies of each listed document and a written description of each oral Contract so listed.
SECTION 3.12 of the Disclosure Schedule includes all the Contracts the performance of which will involve consideration in excess of $25,000 and includes the following types to which the Division is a party or by which it is bound relating to the Business or the operation thereof, or to which any of the Acquired Assets or Assumed Obligations is subject: (a) any pension, retirement, deferred compensation, profit sharing, incentive compensation, bonus, stock purchase, stock option, welfare, hospitalization or insurance plan or arrangement or any vacation pay or severance pay or any other employee benefit arrangement for its officers, employees, consultants or agents whether pursuant to a Contract or pursuant to custom or informal understanding; (b) all Contracts of any kind with any executive, director, or stockholder of Seller, relating to present or future compensation or other benefits available to such person or otherwise; (c) any contract, purchase order or other arrangement of any kind with any person or entity affiliated with or controlled by (or with power to control) any officer, director, employee or stockholder; (d) any Contract with a broker, sales agency, advertising agency or other person engaged in sales, distributing or promotional activities; (e) a summary schedule of all Customer Purchase Orders and Seller Purchase Orders; (f) any commitment or arrangement pursuant to which Seller has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business); (g) any indentures, credit agreements, loan agreements, notes, mortgages, security agreements, leases of real property or material leases of personal property and agreements for financing; (h) any Contract involving a partnership, joint venture or other cooperative undertaking, or involving any restrictions of the geographical area of operations or scope or type of business of the Seller; (i) all Contracts with sales representatives, distributors and dealers; (j) any power of attorney or agency agreement or arrangement with any party pursuant to which such party is granted the authority to act for or on behalf of the Division; (k) any property, casualty and other forms of insurance; (l) Contracts under which the requirements for performance extend beyond 60 days from the date of this Agreement; (m) all bank accounts of any type of Seller; and (n) all other contracts not made in the ordinary course of business which are to be performed at or after the date of this Agreement.

         3.13. EMPLOYEE BENEFIT PLANS. SECTION 3.13 of the Disclosure Schedule lists each Employee Benefit Plan that the Division maintains or to which the Division contributes.

                  (a) To the knowledge of Seller, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Division.

                  (b) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  (c) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

                  (d) Seller has delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions relating to each such Employee Benefit Plan.

                  (e) Except as set forth in Schedule 3.13, the Seller (including any affiliate) is not as of the date hereof sponsoring, maintaining, contributing to, incurring any obligation to contribute to or has any liability with respect to, (i) an employee benefit plan as defined in Section 3(3) of the ERISA or Section 414(f) of the Code that is subject to Title IV of ERISA,
Section 302 of ERISA or Section 412 of the Code or (ii) any multi-employer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA). The Seller has not maintained or contributed to any plan described in this SECTION 3.13(E) in the past 6 years.

                  (f) With respect to any plans set forth in Schedule 3.13, each such plan is in compliance with the requirements provided by ERISA, the Code, and any other laws or regulations applicable to such plans. Each such plan and its related trust intended to qualify under Sections 401(a) and 501(a) of the Code is so qualified and nothing has occurred and no condition exists that could cause the loss of such qualification. With respect to each such plan (i) no prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code has occurred and (ii) no prohibited transaction will occur by virtue of the consummation of the transactions contemplated by this Agreement.

         3.14. CERTAIN ENVIRONMENTAL MATTERS. (a) Except as set forth in SECTION
3.14 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Division: (i) the Division is in compliance with Environmental, Health, and Safety Requirements, which compliance includes the possession by the Division and the Business of all permits and other governmental authorizations required under applicable Environmental, Health and Safety Requirements, and compliance with the terms and conditions thereof, and
(ii) Seller has not received any communication that alleges that the Division or the Business is not or was not in compliance with any Environmental, Health and Safety Requirement, and

                  (b) SECTION 3.14 of the Disclosure Schedule sets forth all environmental audits possessed by or reasonably available to Seller with respect to the Leased Property and each parcel of real property which Seller previously owned, used, leased or subleased in relation to the Division. Seller has made available to Purchaser accurate and complete copies of such environmental audits.

                  (c) Except as set forth on SECTION 3.14 of the Disclosure Schedule, Seller has not received any communication, whether from any Authority, Person, citizens group or otherwise, that alleges that the Division or the Business is not or was not in compliance with any Environmental, Health and Safety Requirement, and Seller does not have knowledge of any circumstances that may prevent or interfere with such compliance in the future. Except as set forth on SECTION 3.14 of the Disclosure Schedule, there is no Environmental Claim pending or, to the Seller's knowledge, threatened against Seller in respect of the Division.

                  (d) Except as set forth in SECTION 3.14 of the Disclosure Schedule, to the Seller's knowledge, without in any way limiting the generality of the foregoing, (i) Seller has not disposed or arranged for the disposal of Materials of Environmental Concern at any site listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System List, or any comparable state list of properties to be investigated or remediated, (ii) there are no underground storage tanks presently located on property owned or leased by Seller, and (iii) there is no asbestos contained in or forming part of any building, building component, equipment, structure or office space owned or leased by Seller, which asbestos requires removal or replacement to comply with Environmental, Health and Safety Requirements.

                  (e) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, or to the knowledge of Seller, exposures of employees or other Persons to Materials of Environmental Concern that could form the basis of any Environmental Claim against Seller or against any Person whose Liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law.

                  (f) This SECTION 3.14 contains the sole and exclusive representations and warranties of Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

         3.15. LITIGATION. Except as disclosed in SECTION 3.15 of the Disclosure Schedule, which contains a list and summary description of all pending and threatened Claims known to the Seller, there are no Claims pending or, to the Seller's knowledge, threatened, against or affecting the Division, the Business, the Acquired Assets or the Assumed Obligations or the Leased Property, or any officers, directors, employees of the Division or of Seller in respect of the Division in their capacity as such, or any of the properties or businesses thereof, or relating to the transactions contemplated by this Agreement, nor, to the Seller's knowledge, is there any basis for any such Claim. None of Seller or any of its businesses, assets or properties is subject to any order, writ, judgment, award, injunction or decree of any Authority or arbitrator in respect of the Division. No present or former employees of the Division or Business have made or are, to the Seller's knowledge, entitled to assert any Claim against Seller by virtue of any patent or latent employment-related health defect. There are no pending, or to the Seller's knowledge, threatened condemnation proceedings against any portion of the Real Property.

         3.16. TAXES. (a) All Taxes with respect to the Division have been properly determined in accordance with applicable rules and regulations and have been paid in full on time. The Division has duly and timely filed all material Tax Returns of every nature required to be filed by it, in every jurisdiction in which the same may have been so required, and has paid all Taxes disclosed on such returns. Except as set forth in SECTION 3.16 of the Disclosure Schedule, Seller's income Tax Returns have never been audited and Seller does not have outstanding waivers of the statute of limitations for any Taxes for any taxable year. All deposits required by law to be made by Seller with respect to the Division's employees' withholding taxes have been made. There are no Tax liens on any assets of the Division, except liens for Taxes not yet due. Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code for purposes of withholding tax on disposition of United States real property interests.

                  (b) Except as set forth on SECTION 3.16 of the Disclosure Schedule, no claims for Taxes have been asserted against the Seller with respect to the Division. Except as set forth in SECTION 3.16 of the Disclosure Schedule, none of the Acquired Assets is "tax exempt use property" within the meaning of
Section 168(b) of the Code, and the Real Property Leases and Equipment and Other Personal Property Leases do not include any lease made pursuant to former Section 168(f)(8) of the Code.

         3.17. BROKERS. Seller has not employed any broker, finder or financial advisor except for Donaldson, Lufkin & Jenrette Securities Corporation (the "FINANCIAL ADVISOR") or incurred any liability for any investment banking, brokerage, finder's or other fees or commissions in connection with the transactions contemplated by this Agreement, except for the fees and expenses of the Financial Advisor for investment banking services, which fees and expenses will be paid by Seller.

         3.18. ASSETS SUFFICIENT FOR CONDUCT OF BUSINESS. Except for blanket insurance policies of Seller covering the Division and the general corporate authority of Seller to conduct its business, the Acquired Assets (including, with respect to assets leased or licensed by Seller as described in the Disclosure Schedule, only Seller's leasehold or licensed interest therein) constitute all of the assets, properties, rights and interests used by the Division in the conduct of the Business and are sufficient for the conduct of the Business as presently conducted and none of the Excluded Assets (other than Cash and any non-assignable Permits) or Excluded Liabilities are necessary for such conduct of the Business.

         3.19. LABOR DISPUTES; COMPLIANCE. (a) No work stoppage or other labor dispute in respect of the Division has occurred in the last five years or is pending, or to Seller's knowledge, threatened. To Seller's knowledge, no facts or circumstances exist which would provide the basis for any work stoppage or other labor dispute.

                  (b) Except as set forth on SECTION 3.19 of the Disclosure Schedule, no present or former employee or independent contractor performing services for the Division has a Claim pending or, to the Seller's knowledge, has threatened to make a Claim against Seller (under any Regulation of any Authority or otherwise) in respect of such service, including any Claim for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period), (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of Seller's current fiscal year, (iv) any violation of any Regulation or contract relating to minimum wages or maximum hours of work, (v) discrimination against employees on any basis, (vi) unlawful or wrongful employment or termination practices, (vii) unlawful retirement, termination or labor relations practices or breach of contract, (viii) unlawful retirement, termination or labor relations practices or breach of contract or (ix) any violation of occupational safety or health standards. Except as disclosed on
SECTION 3.19 of the Disclosure Schedule, there are no administrative charges, arbitration or mediation proceedings or court complaints pending or threatened against Seller in relation to the Division before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency or any other entity concerning alleged employment discrimination, contract violation or any other matters relating to the employment of labor. There is no unfair labor practice charge or complaint pending or, to Seller's knowledge, threatened against Seller in relation to the Division before the National Relations Board or any similar state or local body.

                  (c) Except as set forth in SECTION 3.19 of the Disclosure Schedule, the Division is and has been in compliance with all applicable Regulations relating to the employment of labor, including employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, occupational health and safety, severance, termination or discharge, collective bargaining and the payment of employee welfare and retirement and other taxes, the Worker Adjustment Retraining and Notification Act and the Immigration Reform and Control Act of 1986, each as amended, and is not engaged in any unfair labor practice, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect on the Division. Except as set forth in SECTION 3.19 of the Disclosure Schedule, Seller, within the six month period preceding the Closing, has not laid off, terminated (other than for cause, retirement or voluntary departure) or reduced the hours (other than for voluntary reduction) of any Employee.

                  (d) The Seller in relation to the Division is not a signatory or party to, or otherwise bound by, a collective bargaining agreement (or any other agreement with any labor organization) which covers employees of the Division, and, to the Seller's knowledge, there is no activity or proceeding of any labor organization (or representative thereof) to organize any unorganized employees of the Division. To the Seller's knowledge, no executive, key employee or group of employees of the Division has any plan to terminate employment with Seller.

                  (e) Except as set forth on SECTION 3.19 of the Disclosure Schedule, Seller is not a party to or bound by any Contract for the employment of any director or employee of the Division or for the performance by any independent contractor (including consultants and the like) of services for the Division. Seller has furnished to Purchaser true and correct copies of all the documents listed on SECTION 3.19 of the Disclosure Schedule.

         3.20. BACKLOG. SECTION 3.20 of the Disclosure Schedule sets forth a true, complete and correct list of all customer orders of the Division which constitute backlog and the dollar amount represented by each such order ("SELLER BACKLOG") as of the date no earlier than five days prior to the date of this Agreement.

         3.21. PRODUCT AND SERVICE WARRANTIES. (a) Except as described in
SECTION 3.21 of the Disclosure Schedule, the Division has not given or made any warranties to third parties with respect to any products supplied or services performed by it which may still be in effect at any time after the date hereof, except for warranties imposed by law or which are no longer in effect. Attached to SECTION 3.21 of the Disclosure Schedule and incorporated therein by reference is an accurate, correct and complete copy of each form of any such warranty (or material deviation from such form). Except as disclosed on SECTION 3.21 of the Disclosure Schedule or as required by applicable law, there are no other warranties, oral or written or express or implied, which remain in effect on the Closing Date for sales by the Division or Business prior to the Closing Date.

         (b) Except as set forth on SECTION 3.21 of the Disclosure Schedule, there is no action, suit, inquiry, proceeding or investigation by or before any Authority pending or, to the Seller's knowledge, threatened against or involving the Division or Business relating to any product alleged to have been processed, manufactured, serviced or sold by the Division and alleged to have been defective, or improperly processed, manufactured or serviced, nor is there any valid basis for any such action, proceeding or investigation. Neither Seller nor Purchaser will be subject to any Claim, expense, Liability or obligation arising from injury to Person or property as a result of ownership, possession or use of any product manufactured, processed, serviced, distributed or shipped or sold by the Division prior to the Closing Date, and, to the Seller's knowledge, there is no fact relating to any product that may impose upon Seller or Purchaser a duty to recall such product or a duty to warn customers or others of a defect in any such product. There is no liability for any latent or overt design, manufacturing or other defect in any product produced by the Division, except to the extent reserves therefor have been provided in the September 30 Balance Sheet or have accrued thereafter in accordance with past practices or provisions of SECTION 2.2(B).

         3.22. CERTAIN BUSINESS RELATIONSHIPS WITH THE DIVISION. Except as disclosed in SECTION 3.22 of the Disclosure Schedule, none of Seller or its affiliates has been involved in any business arrangement or relationship with the Division within the past 12 months, and none of Seller or its affiliates owns any asset, tangible or intangible, which is used in the business of the Division. Except as set forth on SECTION 3.22 of the Disclosure Schedule, (a) since January 1, 1996, there have not been nor are there now any transactions between the Division and (i) any director, officer or Affiliate of Seller, or
(ii) any relative or spouse (or relative of such spouse) of any such director, officer or Affiliate (such Persons in (i) and (ii) being referred to herein as a "RELATED PARTY" or collectively as the "RELATED Parties"), (b) since January 1, 1998, no Related Party has been a director or officer of, or has had any direct or indirect interest in, any firm, corporation, association or business enterprise which during such period has been a supplier, customer, sales agent, licensor, licensee, lessor or lessee of the Division, or has competed with or been engaged in any business of the kind being conducted by the Division, (c) no Related Party has an interest in or owns, directly or indirectly, in whole or in part, any tangible or intangible property of the Division, or that the Division uses in the conduct of the Business, (d) no Related Party has any cause of action or other claim whatsoever against or owes any money or other amounts to, nor (except for wages and other amounts owing in the ordinary course of business) is any Related Party owed any money or other amounts by, the Division, and (e) (except in relation to employment arrangements) no Related Party is a party to any contract, lease, agreement, arrangement or commitment used in the operations of the Division. All indebtedness of the Division to any Related Party, and all indebtedness of any Related Party to the Division, is set forth on the September 30 Balance Sheet, and since the date of the September 30 Balance Sheet, except in relation to employment arrangements, the Division has not directly or indirectly (i) created, incurred or assumed any indebtedness for borrowed money or otherwise created any Liability to any Related Party, or (ii) made any loans, payments or transfers of Division assets to any Related Party.

         3.23. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this ARTICLE III, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of the Division's assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this ARTICLE III, the Purchaser is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Obligations, and none shall be implied at law or in equity.

         3.24. NON-COMPETE AGREEMENTS. Except as set forth in SECTION 3.24 of the Disclosure Schedule, no oral or written Contract, license or permit restricts the ability of Seller to own, possess or use the assets of the Division or conduct the Division's business or operations in any geographic area or restricts in any way the full participation of Seller in the operation of the Division.

         3.25. INVENTORY. The inventories of the Division reflected on the September 30 Balance Sheet, or acquired by Seller after the date thereof and prior to the Closing Date (i) are of a quality useable or saleable in the ordinary course of business, and are of a quantity sufficient (but not, in the reasonable judgment of Seller, excessive) to enable the Division to carry on the Business as currently conducted, (ii) are carried at amounts which reflect valuations at the lower of cost, determined on a first-in first-out basis or market, (iii) have been determined in accordance with GAAP, and (iv) do not include any obsolete or defective materials or any items that were, or should have been, at any prior time written-off or written-down by Seller and were not so written down or off. Except for conditional stock rotation in the ordinary course of business in a manner consistent with past practices of the Division, the Division has, and Purchaser will have, no Liability for any refunds, allowances or returns in respect of products sold or services provided prior to the Closing Date or in respect of products included in the inventories of Seller on the Closing Date and distributed, shipped or sold by or for the account of the Purchaser after the Closing Date, except to the extent of the reserves therefor reflected on the September 30 Balance Sheet in accordance with GAAP or accrued thereafter in accordance with past practices the provisions of SECTION 2.2(B). All inventories disposed of subsequent to December 31, 1998 have been disposed of only in the ordinary course of business and at prices and under terms that are normal and consistent with past practices.

         3.26. ACCOUNTS RECEIVABLE. Except as set forth in SECTION 3.26 of the Disclosure Schedule, to the Seller's knowledge, all outstanding accounts, notes and loans receivable reflected on the September 30 Balance Sheet or accrued by Seller after the date thereof and prior to the Closing Date are valid claims against account debtors for goods or services delivered or rendered, and subject to no defenses, offsets or counterclaims, collectible in full within 120 days of delivery, except to the extent reserved against on the September 30 Balance Sheet in accordance with GAAP or accrued thereafter in accordance with past practices or the provisions of SECTION 2.2(B). Except as set forth on SECTION 3.26 of the Disclosure Schedule, Purchaser will have no obligation pursuant to any Regulation of any Authority (whether in bankruptcy or insolvency proceedings or otherwise) to repay, return, refund or forfeit any receivables collected by Seller prior to the Closing Date or any receivables reflected on the September 30 Balance Sheet which Purchaser collects after the Closing Date. Except as set forth in SECTION 3.26 of the Disclosure Schedule, all receivables arose in the ordinary course of business, none of the obligors of such receivables has refused or given notice that it refuses to pay the full amount thereof and none of the obligors of such receivables is an Affiliate of Seller. Except as set forth in SECTION 3.26 of the Disclosure Schedule, no receivables are subject to prior assignment, claim, lien or security interest. Except as reflected in the September 30 Balance Sheet or as set forth in SECTION 3.26 of the Disclosure Schedule, the Division has not incurred any Liabilities to customers for discounts, returns, promotional allowances or otherwise. Except as set forth in SECTION 3.26 of the Disclosure Schedule, the Division has no Liability for any refunds, allowances or returns in respect of products manufactured, processed, distributed, shipped or sold by or for the account of Seller on or prior to the Closing Date, except to the extent of the reserves therefor reflected on the September 30 Balance Sheet in accordance with GAAP or accrued thereafter in accordance with past practices or the provisions of SECTION 2.2(B) and except for conditional stock rotation in the ordinary course of business.

         3.27. YEAR 2000 COMPLIANCE. All computer, network or other data processing hardware, software, systems and technology, and all computer controlled facility components (defined as software driven technology and embedded microchip technology, including programmable thermostats, HVAC controllers, auxiliary elevator controllers, utility monitoring and control systems, fire detection and suppression systems, alarms, security systems, and any other facilities control systems utilizing microcomputer, minicomputer, or programmable logic controllers) (collectively the "COMPUTER SYSTEMS") owned or used by the Division are Year 2000 Compliant. The Division has not suffered, and Seller reasonably expects that the Division will not at any time hereafter suffer any interruption of, or interference with, its business operations or activities by reason of the failure of any Computer Systems owned or used by the Division or, to the Seller's knowledge, any of its suppliers or customers to be Year 2000

Compliant. For such purposes, "Year 2000 Compliant" means, with respect to any Computer Systems owned or used by any Person, that such Computer Systems (a) will correctly store, represent, and process (including sort) all dates (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in a year preceding or following the Year 2000; and (b) will operate and will not cause or result in an abnormal termination or ending.

         3.28. DISCLOSURE. All documents referred to in this Agreement, including in the Schedules or Exhibits, and the corporate minute books of Seller to the extent relevant to the transactions contemplated by the Agreement have been delivered or made available to Purchaser to the extent requested by Purchaser. Such corporate minute books contain all of the minutes of meetings of stockholders, board of directors, and any committees of the board of directors that have been held preceding the date hereof relating to the Division and all of the written consents to action executed in lieu thereof. None of the representations, warranties or statements of Seller contained in this Agreement, in the Schedules or Exhibits hereto, or in any other agreement, instrument or document executed or delivered by or on behalf of such Person in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the representations, warranties or statements made therein in light of the circumstances under which they were made, not false or misleading. Seller acknowledges that the statements contained in this Section shall not be deemed to limit or qualify any of the other representations or warranties contained in this Agreement, in the Schedules or Exhibits hereto or in any agreement delivered in connection herewith.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF PURCHASER AND PARENT

         Purchaser and Parent each jointly and severally represents and warrants to Seller as follows on the date hereof and as of the Closing Date:

         4.1. DUE INCORPORATION, ETC. Each of Purchaser and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         4.2. CORPORATE AUTHORITY; ENFORCEABILITY; CONFLICTS. (a) The execution, delivery and performance by each of Purchaser and Parent of this Agreement and all agreements, certificates and other instruments executed and delivered pursuant hereto by Purchaser and Parent ("PURCHASER'S ANCILLARY DOCUMENTS"), and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of each of Purchaser and Parent. Each of this Agreement and each of Purchaser's Ancillary Documents has been, or will have been, duly and validly executed and delivered by Purchaser and/or Parent, as the case may be, and constitutes or will constitute, the legal, valid and binding obligation of each of Purchaser and Parent, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the availability of specific remedies.

                  (b) Except as would not reasonably be expected to have a material adverse effect on the ability of Purchaser or Parent to consummate the transactions contemplated hereby, the execution, delivery and performance of this Agreement and all of Purchaser's Ancillary Documents by each of Purchaser and Parent will not:

                           (i) violate any Order applicable to Purchaser and/or
                  Parent, as the case may be;

                           (ii) violate any Regulation binding on Purchaser
                  and/or Parent, as the case may be; or

                           (iii) violate or conflict with, or result in a breach
                  of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any event creating rights of acceleration, termination, modification or cancellation under the Certificate of Incorporation or By-laws of Purchaser or Parent, respectively, or under any material Contract to which Purchaser and/or Parent, as the case may be, is a party, or by which Purchaser and/or Parent, as the case may be, is bound.

         4.3. PERMITS; COMPLIANCE WITH LAW; CONSENTS. Except as set forth in the Disclosure Schedule and except for the applicable requirements of the HSR Act, no notice to, filing with, authorization of, exemption by, or Consent of any Authority is required for Purchaser and Parent to consummate the transactions contemplated hereby.

         4.4. FINANCING. Parent will cause Purchaser to have funds available at the Closing sufficient to consummate the transactions contemplated hereby.

         4.5. BROKERS. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

         4.6. INTERIM OPERATIONS OF PURCHASER. Purchaser was formed for the sole purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                    ARTICLE V

                        CERTAIN COVENANTS OF THE PARTIES

         5.1. CONSENTS AND APPROVALS; NOVATION. (a) Each of Purchaser and Parent, on the one hand, and Seller, on the other hand, shall give notice to, and shall use its commercially reasonable efforts to obtain the Consents to the performance of this Agreement and the transactions contemplated hereby required to satisfy the conditions specified in SECTIONS 7.1(e) and (G) hereof. To the extent that one or more of the Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Seller shall continue to use its commercially reasonable efforts in cooperation with Purchaser and Parent after the Closing as may be required to obtain all such Consents to transfer, or obtain replacements for, such Permits after Closing and shall do all things necessary to give Purchaser the benefits which would be obtained under such Permits.

                  (b) On and after the Closing Date, Purchaser shall use its commercially reasonable efforts to enter into novation agreements to remove Seller from all primary obligations and liabilities in respect of the

Acquired Assets, including the Contracts specified in SECTION 1.2. Seller will prepare and mail at the Closing such notices to the other party under each of the Contracts specified in SECTION 1.2 as are necessary or desirable or may be reasonably requested by Purchaser, advising such other party that such Contract has been assigned and directing such other party to send Purchaser all future notices and correspondence relating to such Contract.

                  (c) Within ten business days after the date hereof, Seller, on the one hand, and Purchaser and Parent, on the other hand, will make such filings as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Seller, on the one hand and Purchaser and Parent, on the other hand, will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information which may be required pursuant to the HSR Act. Without limiting the generality or effect of the foregoing, Seller, on the one hand, and Purchaser and Parent, on the other hand, will (i) use commercially reasonable efforts to comply as expeditiously as possible with all lawful requests of Authorities for additional information and documents pursuant to the HSR Act; (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of each other; and (iii) cooperate with each other and use commercially reasonable efforts to cause the lifting or removable of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including, without limitation, the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby.

                  (d) To the extent that the assignment by Seller of any property, right or asset to be assigned to Purchaser pursuant to this Agreement shall require the Consent of any other party, and such Consent shall not have been obtained on or prior to the Closing Date, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or would in any way adversely affect the rights of Seller (or Purchaser as assignee) thereunder. If any such Consent is required but not obtained on or prior to the Closing Date, the parties hereto covenant and agree that in such case, the beneficial interest in or to such property, right or asset shall in any event pass as of the Closing Date to Purchaser hereunder; Purchaser shall assume or discharge the obligations of Seller thereunder on a subcontract or purchase order basis or other arrangement; and the parties hereto shall use all commercially reasonable efforts without the payment of any penalty or fee to obtain and secure any and all Consents that may be necessary to effect the valid sale, transfer or assignment of the same to Purchaser without change in any of the material terms or conditions thereof, including, without limitation, the formal assignment or novation of any of the same, if so required.

         5.2. GENERAL. From the date hereof until the Closing Date or termination of this Agreement, each of the parties shall use commercially reasonable efforts to take all action and to do all things necessary, proper and advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII below). Without limiting the generality of the foregoing, Parent shall, or shall cause Purchaser to, perform all of Purchaser's obligations under this Agreement.

         5.3. OPERATION OF BUSINESS. Except as expressly required under any other provision of this Agreement (including SECTION 5.6), Seller shall not, and shall cause the Division not to, engage in any practice, take any action, or enter into any transaction which is not in the ordinary course of business of the Division and is not consistent with past practice. Without limiting the generality of the foregoing, Seller shall not, and shall cause the Division not to, engage in any practice, take any action, or enter into any transaction of the sort which, if it occurred, would result in a breach of any of the Seller's representations and warranties contained in ARTICLE III. Except as expressly contemplated or permitted by this Agreement or as set forth in Schedule 5.3 of the Disclosure Schedule, the Division will not, without the prior written consent of Purchaser: (a) incur any Liability or obligation other than in the ordinary and usual course of business and consistent with past practice, issue any debt securities, make, create, incur, assume or suffer to exist any Lien on its assets, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the Liabilities of any other Person; (b) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or significant assets thereof or acquire, directly or indirectly, any equity interest in any Person or incur any capital expenditures other than the capital expenditures set forth on SCHEDULE 5.3; (c) make any change in financial or tax accounting methods, principles or practices or make or cause to be made any elections on Tax returns of Seller, except as consistent with past practices; (d) fail to maintain inventories at current levels, except for sales in the ordinary course of business, and maintain the property and assets of the business in good repair, order and condition; (e) fail to maintain and keep in full force and effect all insurance on assets and property or for the benefit of employees of the Division, all liability and other casualty insurance and all bonds on personnel, presently carried, fail to present all claims under such insurance policies in a proper and timely manner or breach any obligation under such insurance policies; (f) fail to use commercially reasonable efforts to (i) preserve intact the organization and reputation of the Division, (ii) keep all Permits in full force and effect, (iii) keep available the services of the present executives, employees and agents of the Division and (iv) preserve the goodwill of suppliers, distributors, customers and others having business relationships with the Division; (g) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years; (h) directly or indirectly engage in any transaction with any officer, director, or other insider or Affiliate which is not at arm's length;
(i) adopt or amend any Employee Benefit Plan, other than changes in employee welfare or benefit arrangements with respect to officers and employees of the Division made in the ordinary course consistent with past practice or required by applicable law; (j) grant, or become obligated to grant, any increase in the compensation of officers or employees of the Division, including any such increase pursuant to any Employee Benefit Plan (except for increases in compensation in the ordinary course of business consistent with past practice or required pursuant to the terms of any Contract); (k) enter into any employment or similar agreement or arrangement with any director or employee of the Division or any independent contractor to provide services to the Division; and
(l) agree, in writing or otherwise, to do any of the foregoing.

         5.4. PRESERVATION OF BUSINESS. The Seller shall use its commercially reasonable efforts to keep the Business and the Acquired Assets substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         5.5. ACCESS. From the date hereof until the Closing Date or termination of this Agreement, Seller shall permit representatives of Purchaser or Parent to have full access at all reasonable times, upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Division, to all premises, properties, personnel, books, records (including Tax and accounting records), contracts, and documents of or pertaining to the Division or the Business. All such information shall be subject to the terms and conditions of the letter agreement, dated as of September 24, 1999, between Purchaser and Seller (the "CONFIDENTIALITY AGREEMENT"). Seller shall fully cooperate with regard to all such inspections (in order to conduct, among other things, interviews of individuals, visual inspections, Phase I environmental assessments of the Facility) as Purchaser and Parent shall reasonably require and shall cause its officers to furnish Purchaser and Parent such financial and operating data and other information with respect to the Business and properties of the Division as Purchaser and Parent may from time to time reasonably request. The representations and warranties of Seller contained herein or in any certificate or other documents delivered to Purchaser or Parent shall not be deemed waived or otherwise affected by any such investigation made by Purchaser or Parent or any of their representatives.

         5.6. PREPAYMENT; RELEASES. On or prior to the Closing, Seller shall prepay the Existing Indebtedness and all obligations in respect of the Equipment and other Personal Property Leases. Seller shall also obtain a full release of each of the Liens (other than Permitted Liens) granted in the Acquired Assets, including those to secure obligations in respect of (i) the IRB Indebtedness,
(ii) the Equipment and other Personal Property Leases and (iii) the Credit Agreement, and deliver copies thereof to Purchaser.

         5.7. NOTICE OF DEVELOPMENTS. Seller shall give prompt written notice to Purchaser and Parent of any development which, to its knowledge, causes a breach of any of their representations and warranties, covenants and agreements hereunder. Purchaser and Parent shall give prompt written notice to Seller of any development which, to their knowledge, causes a breach of any of their representations and warranties, covenants and agreements hereunder. Such disclosures shall be subject to the confidentiality provisions of SECTION 5.8 hereof.

         5.8. PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Except as may be required by Regulation, neither Seller, on the one hand, nor Purchaser and Parent, on the other hand, nor any of their affiliates shall issue any press release or make any public announcement with respect to this Agreement and the transactions contemplated hereby without the consent of Purchaser, Parent or Seller, as applicable, which consent shall not be unreasonably withheld. Purchaser and Parent agree to maintain the confidentiality of any and all confidential information furnished to Purchaser and Parent by Seller and any of its advisors, agents or employees in connection with the transactions contemplated hereby as provided in the Confidentiality Agreement.

         5.9. COMPLIANCE WITH BULK SALES LAWS. Purchaser and Parent hereby waive compliance by Seller with Bulk Sales Laws with respect to the transactions contemplated hereby.

         5.10. NON-COMPETITION AGREEMENT. Seller shall not, for a period commencing on the Closing Date and terminating on the date which is three years thereafter (i) engage in any business that competes in any market with the Business; or (ii) induce or attempt to persuade any Person to engage in any business competing with the Business; or (iii) solicit for employment any employee, advisor or consultant of the Business. Seller shall not do or say anything which is harmful to the reputation of the Business or which may lead any person to cease to do business with the Business on substantially equivalent terms to those previously offered or not to engage in business with the Business.

         5.11. SERVICING OF WARRANTY CLAIMS. From and after the Closing Date, Purchaser shall, and Parent shall cause Purchaser to, process and satisfy warranty claims presented to Purchaser by customers of the Division in respect of products manufactured or sold prior to the Closing Date in accordance with the prior practice of the Division.

         5.12. NO SOLICITATION. Seller shall not, and shall cause its Affiliates, officers, partners, directors, employees, representatives and agents, not to, directly or indirectly, encourage, solicit, initiate, engage or participate in discussions or negotiations with, or provide any information to, any Person other than Parent, Purchaser or their Affiliates (a "THIRD PARTY") in connection with any exchange offer, merger, consolidation, sale of substantial or material assets, sale of securities, acquisition of beneficial ownership of or the right to vote securities, liquidation, dissolution or similar transactions involving the Division or the Business (such proposals, announcements or transactions being referred to herein as "ACQUISITION PROPOSALS"). Seller shall promptly inform each of Purchaser and Parent of any inquiry (including the terms thereof and the identity of the Third Party making such inquiry) which it may receive in respect of an Acquisition Proposal and furnish to Purchaser and Parent a copy of any such written inquiry.

         5.13. COLLECTION OF ACCOUNTS. If, after the Closing Date, Seller shall receive any payment on any receivables acquired by Purchaser hereunder or any rebate or other amounts under agreements with suppliers or others ("REBATES"), it shall forward such payment to Purchaser within five business days after receipt thereof, together with any endorsement required so as to permit Purchaser to collect such receivables or Rebates. Purchaser or its designees shall have full power and authority to collect all receivables and Rebates acquired by Purchaser hereunder and to endorse, in the name of Seller, any checks or other instruments of payment received on account of payment of such receivables or Rebates.

         5.14. AFTER-ACQUIRED ASSETS. Seller shall assign, transfer and deliver to Purchaser all assets, properties, rights and interests of whatever kind and nature, real and personal, tangible and intangible, included within the definition of Acquired Assets relating to the Business and received, held or acquired by Seller from and after the Closing Date.

         5.15. INTELLECTUAL PROPERTY RIGHTS. From and after the Closing Date, Sellers and its Affiliates shall cease using the Intellectual Property rights.

         5.16. SPECIFIC PERFORMANCE. Each of the parties hereto hereby acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the material provisions of this Agreement are not substantially performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties hereto hereby agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the material provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state court of New York, Illinois or federal court located in New York or Illinois in addition to any other remedy to which they may be entitled pursuant hereto.

         5.17 CERTAIN AGREEMENTS. Purchaser and Parent shall use commercially reasonable efforts to enter into the agreements specified in SECTION 7.1(L) AND 7.1(M). Seller shall, as requested by Purchaser and Parent, assist Purchaser and Parent in their respective efforts to enter into such agreements.

         5.18. PERFORMANCE BY PURCHASER. Parent shall perform, or shall cause Purchaser to perform, all of Purchaser's obligations under the Agreement.

                                   ARTICLE VI

                           EMPLOYEES AND BENEFIT PLANS

         6.1. EMPLOYEES. SECTION 6.1 of the Disclosure Schedule is a true, correct and complete list of all of Seller's employees who work at or are employed in connection with the Division (collectively , the "Employees") (including, without limitation, manufacturing plant, technical and sales personnel), wherever located, indicating the current rate of pay of each such employee as of the date hereof (including discretionary benefits and bonuses paid during such period), the location of such employee, the date such employee was hired and any severance pay, lump sum or other payment, compensation or other remuneration that such Person is or would be eligible to receive, or has received, upon termination of employment or service or as a result of any of the transactions contemplated by this Agreement. Such Employees shall remain on the Division's payroll records until the Closing Date (except for those Employees terminated by Seller), and shall be paid by Seller all amounts of wages, bonuses and other remuneration (including, without limitation, discretionary benefits and bonuses) payable to such Employees with respect to any period ending on or prior to the Closing Date, together with any worker's compensation claims or amounts payable to such Employees in connection with events occurring prior to the Closing Date (except to the extent that such amounts in respect of interim periods prior to the Closing shall have been accrued in determining the amount of the Purchase Price Adjustment, which amounts shall be assumed and paid by Purchaser following the Closing and shall be deemed to be Assumed Obligations for purposes of this Agreement). Subject to SECTION 6.3, Purchaser agrees to offer employment with Purchaser as of the Closing Date to all Employees as of the Closing Date on terms, conditions and benefits substantially similar in the aggregate to those pursuant to which such Employees were employed by the Division immediately prior to the Closing Date and to cause such terms, conditions and benefits as apply to the Employees generally to remain not materially less favorable in the aggregate than the terms on which such Employees were employed by the Division immediately prior to the Closing Date until at least the first anniversary of the Closing Date. The foregoing shall not, however, prohibit Purchaser from terminating the employment of any such Employee following the Closing Date for any reason.

         6.2. EMPLOYEE BENEFIT PLANS. Seller presently maintains a plan intended to satisfy the requirements of Section 401(k) of the Code (the "401(K) PLAN"). It is Seller's current intention to fully vest the 401(k) Plan accounts of Employees whose employment is terminated from Seller as of the Closing Date and to provide that such Employees will be entitled to a distribution from the 401(k) Plan under similar provisions as apply generally to participants in the 401(k) Plan whose employment is terminated, with distribution options to include a direct rollover to Purchaser's tax-qualified defined contribution plan, if any. Seller represents that such distributions will conform with the applicable requirements of Section 401(k)(10) of the Code and that it will continue to maintain the 401(k) Plan after the Closing. Parent currently maintains a tax-qualified defined contribution plan which accepts qualified rollover contributions (the "Parent's 401(k) Plan"). Purchaser may, at its discretion, and currently intends to establish a 401(k) plan specifically for Employees (the "Purchaser's 401(k) Plan") and which, if established, will benefit Employees and accept qualified rollover contributions to the extent permitted by law. As soon as administratively feasible and in no case more than 90 days after the Closing Date, Employees will be permitted to participate either in Purchaser's 401(k) Plan, or at Purchaser's discretion, in Parent's 401(k) Plan. Purchaser, Parent and Seller shall cooperate in communicating to the Employees with respect to 401(k) Plan benefits available to the Employees following the Closing.

         6.3. PARTICIPATION IN PURCHASER'S EMPLOYEE BENEFIT PLANS. As of the Closing Date with respect to welfare benefits, including but not limited to, medical and dental benefits, and as soon as administratively feasible and in no case more than 90 days after the Closing Date with respect to any other employee benefits, Purchaser shall permit all Employees to participate in employee benefit and welfare benefit plans substantially similar in the aggregate to those benefit plans offered to Employees immediately prior to the Closing Date and on terms and conditions not materially less favorable in the aggregate than the terms and conditions applicable immediately prior to the Closing Date. Employees shall receive prior service credit for eligibility and vesting purposes and, with respect to Purchaser's vacation policy and policy on severance payments, Employees will receive prior service credit for purposes of vacation accruals and severance payments.

         6.4. WELFARE BENEFITS. (a) Prior to the Closing Date, Seller has provided benefits (other than pension benefits) to its employees and their eligible dependents (where applicable) under certain welfare benefit plans listed in SECTION 6.4 of the Disclosure Schedule (which plans are hereinafter referred to as "SELLER'S WELFARE PLANS"). All benefits and coverages provided under Seller's Welfare Plans to Employees and their eligible dependents shall terminate as of the Closing Date except for those claims and expenses incurred prior to the Closing Date that are eligible for payment under the terms of Seller's Welfare Plans, which claims and expenses shall remain the responsibility of Seller and except for Seller's obligations, if any, with respect to continuation coverage under Part 6 of Title I of ERISA and
Section 4980B of the Code.

                  (b) To the extent that any Purchaser welfare benefit plan in which Employees participate provides medical, dental or vision benefits, Purchaser shall cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such Employee and his or her covered dependents, and Purchaser shall cause any eligible expenses incurred by such Employee in the plan year on or before the Closing Date to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year.

                  (c) Purchaser shall assume Seller's obligation to pay accrued but unused vacation and personal day pay as of the Closing Date for all Employees who are continuing Employees to the extent reflected on the Closing Balance Sheet, which obligations shall be Assumed Obligations for purposes of this Agreement.

                                   ARTICLE VII

                            CONDITIONS TO OBLIGATIONS
                             OF PURCHASER AND SELLER

         7.1. CONDITIONS TO OBLIGATIONS OF PURCHASER. All obligations of Purchaser at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions, which may be waived, in writing, in whole or in part by Purchaser:

                  (a) Any waiting period under the HSR Act applicable to the purchase of the Acquired Assets shall have terminated or expired.

                  (b) The representations and warranties of Seller herein shall be true in all respects at and as of the Closing Date as if made on the Closing Date, except that any representations or warranties made as of a specified date shall be true in all respects as of such date, and except that for each representation and warranty that does not contain any qualification with respect to materiality, such representation shall be true and correct in all material respects as if made on the Closing Date.

                  (c) Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed by it on or prior to the Closing Date.

                  (d) Seller shall have delivered to Purchaser a certificate signed by an officer of Seller to the effect that each of the conditions specified above in SECTION 7.1(B) and SECTION 7.1(C) is satisfied.

                  (e) Seller shall have obtained and delivered to Purchaser an estoppel certificate from the Lessors in form and substance satisfactory to Purchaser, dated the Closing Date and duly executed by the Lessors, evidencing, among other things, the Consent of the Lessors to the assignment of the Lease.

                  (f) No Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Regulation which is in effect and which would prohibit the transactions contemplated by this Agreement.

                  (g) All (i) action required by law or otherwise to be taken by the Board of Directors of Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Person is a party and the transactions contemplated hereby and thereby shall have been duly and validly taken, and (ii) licenses, Permits, Consents, waivers, approvals and similar authorizations necessary for the consummation of the transactions contemplated hereby and for the lawful conduct of the Business by Purchaser following the Closing Date shall have been obtained, except where the failure to obtain the same would not have a Material Adverse Effect on the Division or the Business following the Closing and shall also not have a material adverse effect on the Acquired Assets or the Assumed Obligations following the Closing; PROVIDED that, in any event, those Consents and Permits enumerated in SECTION 7.1(G) of the Disclosure Schedule shall have been obtained.

                  (h) Seller shall have executed and delivered to Purchaser and Parent assignments and bills of sale in form and substance satisfactory to Purchaser.

                  (i) Seller shall have delivered to Purchaser and Parent an opinion of Fried, Frank, Harris, Shriver & Jacobson, legal counsel to the Seller, dated the Closing Date, in substantially the form attached hereto.

                  (j) Purchaser and Parent shall have received such certificates of Seller's officers and such other documents or agreements, in each case in form and substance satisfactory to counsel to Parent and Purchaser, as may reasonably be requested by Parent and Purchaser.

                  (k) Seller shall have repaid all Existing Indebtedness and secured the release of all Liens other than Permitted Liens encumbering the Acquired Assets, including those listed in SECTION 3.6 of the Disclosure Schedule and shall have delivered such releases to Purchaser at Closing, including, but not limited to, releases or terminations under the Uniform Commercial Code and any other similar applicable Regulation of any financing or similar statements filed against any such assets in all applicable jurisdictions or Seller shall otherwise satisfy Purchaser that such Liens are no longer effective.

                  (l) Purchaser and each of Anthony J. Peleckis, Brian Davies, and Roland Keller shall have entered into employment agreements in the applicable forms attached hereto.

                  (m) Seller and each of Anthony J. Peleckis, Brian Davies, Roland Keller shall have entered into an agreement in form and substance acceptable to Purchaser acknowledging the termination of all rights under employee and severance agreements entered into prior to the Closing Date, including Employment Agreements dated September 24, 1999, Severance Protection Agreements dated February 11, 1999, letter agreements re: Benefits Payable in Connection with Termination following a Sale of the Company dated March 23, 1999, and letter agreements re: Benefits Payable in Connection with Termination following a Sale of Beau dated July 19, 1999; provided, however, that with regard to the agreements dated March 23, 1999 and July 19, 1999 it shall be sufficient that such persons acknowledge that neither Purchaser nor Parent shall have any liability thereunder.

                  (n) There shall have been obtained a leasehold title insurance policy in an amount equal to the allocated Purchase Price for the Real Property insuring the Purchaser as holder of the tenant's interest under the Lease and fee owner of the Facility, subject only to such title exceptions as are reasonably acceptable in form and substance to Purchaser and containing such title endorsements as Purchaser may reasonably request. All costs of procuring such insurance policy shall be the responsibility of the Purchaser.

                  (o) Purchaser shall have obtained a survey of the Property, which survey shall be sufficient to delete the survey exception from the leasehold title insurance policy referred to in SECTION 7.1(N). The survey shall be prepared and certified no earlier than the date 30 days prior to the Closing Date by a New Hampshire licensed and registered professional engineer or land surveyor. All costs of procuring such survey results shall be borne by the Purchaser.

         7.2. CONDITIONS TO OBLIGATIONS OF SELLER. All obligations of Seller at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions, which may be waived, in writing, in whole or in part by Seller:

                  (a) Any waiting period under the HSR Act applicable to the purchase of the Acquired Assets shall have terminated or expired.

                  (b) The representations and warranties of each of Purchaser and Parent herein shall be true in all respects at and as of the Closing Date as if made on the Closing Date, except that any representation or warranty made as of a specified date shall be true in all respects as of such date, and except that for each representation and warranty that does not contain any qualification with respect to materiality, such representation shall be true and correct in all material respects as if made on the Closing Date.

                  (c) Each of Purchaser and Parent shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed by it on or prior to the Closing Date.

                  (d) Each of Purchaser and Parent shall have delivered to Seller a certificate signed by an officer of Purchaser and Parent, respectively, to the effect that each of the conditions specified above in SECTION 7.2(B) and
SECTION 7.2(C) is satisfied.

                  (e) No Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Regulation which is in effect and which would prohibit the transactions contemplated by this Agreement.

                  (f) All action required by law or otherwise to be taken by each of Purchaser and Parent to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Person is a party and the transactions contemplated hereby and thereby shall have been duly and validly taken.

                  (g) Purchaser shall have delivered to Seller an opinion of Purchaser's General Counsel, dated the Closing Date, in the form attached hereto.

                  (h) Seller shall have received such certificates of Purchaser's and Parent's officers and such other documents or agreements, in each case in form and substance satisfactory to counsel to Seller, as may reasonably be requested by Seller.

                                  ARTICLE VIII

                         CLOSING AND CLOSING DELIVERIES

         8.1. CLOSING. The Closing shall take place on or before June 30, 2000, or as soon as practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VII, whichever is earlier. The Closing shall be held at the offices of Fried, Frank, Harris, Shriver & Jacobson at One New York Plaza, New York, New York 10004 at 10:00 A.M., or such other place and time as shall be mutually agreed upon by Purchaser and Seller.

         8.2. DELIVERIES BY SELLER. Prior to or at the Closing, Seller shall deliver the following to Purchaser: (a) duly executed bills of sale, assignments and other transfer documents consistent with the terms of this Agreement which shall be sufficient to vest good and marketable title to the Acquired Assets in the name of Purchaser, free and clear of any Liens, except Permitted Liens, and with the Assignment of the Lease being in recordable form; (b) original Consents in writing reasonably satisfactory to Purchaser from (A) each party specified in
SECTION 7.1(G) of the Disclosure Schedule, for the transfer and assignment of any Assumed Obligations to Purchaser, and (B) any Authority whose consent and approval is required for the consummation of the transactions contemplated hereby; (c) duly executed Uniform Commercial Code termination statements with respect to the financing statements specified in SECTION 3.6 of the Disclosure Schedule; (d) the certificate specified in SECTION 7.1(D); (e) a certificate, dated as of the Closing Date, executed on behalf of Seller by its Secretary, (i) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Seller authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect and (ii) providing, as an attachment thereto, a certificate of good standing certified of Seller by the Secretary of State of the State of Delaware as of a date not more than 5 days prior to the Closing Date; (f) an affidavit to delete the mechanics lien and parties in possession general exceptions to the title insurance policy referred to in SECTION 7.1(N); and (g) any other documents customarily required in order to issue such a title insurance policy.

         8.3. DELIVERIES BY PURCHASER. Prior to or at the Closing, Purchaser shall deliver the following to Seller: (a) the Purchase Price as provided in
SECTION 2.1; (b) duly executed instruments of assumption consistent with the terms of this Agreement pursuant to which Purchaser shall assume and undertake to perform Seller's obligations in respect of the Assumed Obligations;
(c) the certificate specified in SECTION 7.2(D); and (d) certificates, dated as of the Closing Date, executed on behalf of Purchaser and Parent by their respective Secretaries, (i) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of each of Purchaser and Parent authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as attachments thereto, certificates of good standing of Purchaser and Parent certified by the Secretary of State of the State of Delaware as of a date not more than 5 days prior to the Closing Date.

                                   ARTICLE IX

                                   TERMINATION

         9.1. TERMINATION OF AGREEMENT. This Agreement and, subject to the provisions of this ARTICLE IX, the obligations hereunder may be terminated and the transactions contemplated hereby abandoned as provided below:

                  (a) Purchaser and Parent, on the one hand, and Seller, on the other hand, may terminate this Agreement by mutual written agreement at any time prior to the Closing.

                  (b) Purchaser and Parent may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser and Parent have notified Seller of such breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2000, by reason of the failure of any condition precedent under SECTION 7.1 hereof.

                  (c) Seller may terminate this Agreement by giving written notice to Purchaser and Parent at any time prior to the Closing (A) in the event Purchaser has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 2000, by reason of the failure of any condition precedent under SECTION 7.2 hereof.

         9.2. EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to SECTION 9.1 above, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach); PROVIDED, HOWEVER, that the parties shall continue to be bound by the confidentiality provisions of
SECTION 5.8 hereof and the Confidentiality Agreement.

                                    ARTICLE X

                     SURVIVAL AND REMEDIES; INDEMNIFICATION

         10.1. SURVIVAL. All of the terms and conditions of this Agreement, together with the warranties, representations, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing; provided, however, that (a) the agreements and covenants (other than the indemnification provisions set forth in this ARTICLE X, which will survive as provided below) set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties, and the agreements of Seller and the Stockholders and Purchaser to indemnify each other set forth in this ARTICLE X, shall survive and continue for, and all indemnification claims with respect thereto shall be made prior to the end of fifteen months from the Closing Date, except for (i) the representations and warranties set forth in SECTIONS 3.13 (Employee Benefit Plans) and 3.16 (Taxes), and the indemnities and agreements related to said Sections, which shall survive until, and all claims with respect thereto shall be made prior to, 90 days after the expiration of the applicable statute of limitations, (ii) representations, warranties and indemnities set forth in SECTION 3.9 and SECTION 3.14 and the indemnities and agreements related to said Sections, which shall survive until, and all claims with respect thereto shall be made on or prior to, five years following the Closing Date, (iii) representations, and related indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such indemnification claim until the final disposition thereof, and (iv) representations, warranties and indemnities relating to title and/or ownership of the Acquired Assets, which will survive indefinitely. In the event of a breach of any of such representations, warranties, covenants and agreements, the party to whom such representation, warranty, covenant or agreement has been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement as to which there is no inaccuracy or breach (it being understood that solely for purposes of this ARTICLE X, any such representation or warranty shall be interpreted without giving effect to the words "Material Adverse Effect," "knowledge" (except to the extent such term refers to threatened future actions by third parties), "materially" or "material," or variations of such terms or qualifications or limitations or exceptions based on such terms).

         10.2. INDEMNIFICATION BY SELLER. From and after the Closing, Seller agrees to indemnify Purchaser and each of its Affiliates, and their respective officers, directors, employees, stockholders, representatives and agents, against, and agrees to hold it and them harmless from, any and all Losses (excluding any and all Losses to the extent attributable to post closing acts or omissions of the party seeking the benefits of indemnification if such acts or omissions were outside the ordinary course of business and were inconsistent with industry practices and the manner in which the Business was conducted prior to Closing) incurred or suffered by Purchaser or any of them (or any combination thereof) related to, resulting from or arising out of any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by Seller pursuant to this Agreement or any Seller's Ancillary Document (it being understood that solely for purposes of this ARTICLE X, any such representation or warranty shall be interpreted without giving effect to the words "Material Adverse Effect," "knowledge" (except to the extent such term refers to threatened future actions by third parties), "materially" or "material," or qualifications or limitations or exceptions based on such terms); or variations of such terms; (b) any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement or any Seller's Ancillary Document; (c) any of the Excluded Assets; (d) any Excluded Liabilities; (e) any and all claims made in good faith based upon facts alleged that, if true, would have constituted any such inaccuracy, breach or failure; (f) the operation and conduct of any business or activity of Seller other than the Business; (g) the failure to obtain any Consent, license, permit, waiver, approval or other similar authorization specified in SECTION 7.1(G) of the Disclosure Schedule; and (h) the Bulk Sales Laws of any jurisdiction in connection with the transactions contemplated by this Agreement (other than Claims by creditors with respect to the Assumed Obligations).

         10.3. INDEMNIFICATION BY PURCHASER. From and after the Closing, Purchaser and Parent, jointly and severally, agree from and after the Closing to indemnify Seller and each of its Affiliates, and their respective officers, directors, employees, stockholders, representatives and agents against, and agree to hold it and them harmless from, any and all Losses (excluding any and all Losses to the extent attributable to post closing acts or omissions of the party seeking the benefits of indemnification if such acts or omissions were outside the ordinary course of business and were inconsistent with industry practices and the manner in which the Business was conducted prior to Closing) incurred or suffered by Seller or any of them related to, resulting from or arising out of (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser or Parent pursuant to this Agreement or any Purchaser Ancillary Document (it being understood that solely for purposes of this ARTICLE X, any such representation or warranty shall be interpreted without giving effect to the words "Material Adverse Effect," "knowledge" (except to the extent such term refers to threatened future actions by third parties), "materially" or "material," or qualifications or limitations or exceptions based on such terms); and (b) any breach of or failure by Purchaser or Parent to perform any covenant or obligation of Purchaser or Parent set out in this Agreement, including the failure to pay, perform or discharge when due all Assumed Obligations.

         10.4. CERTAIN LIMITATIONS. (a) Indemnification claims shall be reduced, by and to the extent, (i) that an indemnitee shall realize any tax benefit as a result of such Losses has received proceeds under insurance policies, risk sharing pools, or similar arrangements (other than self-insurance) specifically as a result of, and in compensation for, the subject matter of an indemnification claim by such indemnitee, or (ii) the amount subject to indemnification is reserved against or reflected as a liability on the Closing Balance Sheet.

                  (b) Purchaser will not be entitled to indemnification pursuant to SECTION 10.2 and Seller will not be entitled to indemnification pursuant to SECTION 10.3 with respect to any breach or misrepresentation of any representation or warranty until such time as its respective aggregate right to such indemnification exceeds $300,000 after which, Purchaser or Seller will be entitled to such indemnification in excess of such $300,000 threshold.

                  (c) Solely with respect to Losses arising out of any breach of or any inaccuracy in any representation or warranty set forth in this Agreement (except for any breach of or inaccuracy of representations and warranties relating to title and/or ownership of the Acquired Assets, including SECTION 3.6 hereof), and notwithstanding anything in this ARTICLE X to the contrary, (i) (A) subject to SECTION 10.4(C)(I)(B), the aggregate amount of Losses payable by Seller under SECTION 10.2 shall not under any circumstances exceed $4,000,000 (it being understood that the first $1,500,000 of Losses payable by Seller under SECTION 10.2 with respect to any breach or inaccuracy in the representations and warranties in SECTION 3.9 shall not be counted against the foregoing $4,000,000 limitation), and (B) the aggregate amount of Losses payable by Seller under
SECTION 10.2 with respect to any breach or inaccuracy in the representations and warranties in SECTION 3.9 shall not under any circumstances exceed an amount equal to $5,500,000 less the aggregate Losses, if any, for which Seller has indemnified the Indemnified Parties in respect of breaches or inaccuracies in representations or warranties which are subject solely to the $4,000,000 limitation in SECTION 10.4(C)(I)(A) and (ii) the aggregate amount of Losses payable by Purchaser under SECTION 10.3 shall not under any circumstances exceed $4,000,000. Purchaser and Parent, on the one hand, and Seller, on the other hand, acknowledge and agree that (a) the foregoing limitation on the amount of Losses payable provided for in this SECTION 10.4(C) applies only to Losses arising out of any breach of or any inaccuracy in any representation or warranty set forth in this Agreement and (b) the foregoing limitation on the amount of Losses payable provided for in this SECTION 10.4(C) shall not limit Losses payable as a result of, relating to, or arising out of (i) a party's breach of or failure to perform any covenant or obligation set out in this Agreement, (ii) any of the Excluded Assets, (iii) any Excluded Liabilities, or (iv) any breach of or inaccuracy of any representations and warranties relating to title and/or ownership of the Acquired Assets, including SECTION 3.6 hereof; (v) the operation of any business or activity of Seller other than the Business; (vi) the failure to obtain any Consent, license, permit, waiver, approval or other similar authorization specified in SECTION 7.1(G) of the Disclosure Schedule; and (vi) the Bulk Sales Laws of any jurisdiction in connection with the transactions contemplated by this Agreement (other than Claims by creditors with respect to the Assumed Obligations).

                  (d) If, after any indemnification payment has been made in respect of any Loss, the party receiving the indemnification payment shall receive any recovery, whether through insurance or otherwise, of the Loss for which an indemnification payment has been made, the indemnified party shall promptly, but in no event later than 30 days after such recovery is made, reimburse the indemnifying party that portion of the indemnification payment made that relates to the recovered Loss (it being agreed, for this purpose, that any Loss so recovered shall be applied first to the deductible amount under
SECTION 10.4(B), if and to the extent that such deductible amount was used in calculating the indemnification payment made by the indemnifying party). To the extent that an indemnification payment shall be made by Seller in respect of any accounts receivable from an account debtor which is not collected by Purchaser, then, for purposes of determining whether such account receivable has been collected and the indemnification payment recovered, any payments made to the Purchaser in respect of accounts receivable by such account debtor shall be applied against the accounts receivable from such account debtor in chronological order of their age (I.E., first, to the oldest accounts receivable), unless the account debtor specifically designates otherwise.

                  (e) Seller, on the one hand, and Purchaser and Parent, on the other hand, acknowledge and agree that the foregoing indemnification provisions in this ARTICLE X shall be the exclusive remedy of Seller, on the one hand, and Purchaser and Parent, on the other hand, with respect to the Division and the transactions contemplated by this Agreement.

         10.5. THIRD-PARTY CLAIMS. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification pursuant to this ARTICLE X relating to or arising out of Claims, actions or omissions by Authorities, or other third parties. Promptly after receipt by the party seeking indemnification hereunder (hereinafter the "INDEMNITEE") of notice of the commencement of any (a) tax audit or proceeding for the assessment of any Tax or any other proceeding likely to result in the imposition of a liability or obligation for Taxes or (b) any action or the assertion of any Claim, liability or obligation by an Authority or a third party (whether by legal process or otherwise), against which Claim, liability or obligation a party under SECTIONS 10.2 and/or 10.3 (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a claim thereon is to be, or may be, made against the indemnitor pursuant to this ARTICLE VIII, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such claim, process and all legal pleadings and other written evidence thereof. The indemnitor shall have, in all instances, the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (a) may result in Orders, injunctions or other equitable remedies in respect of the indemnitee or its business; or (b) may result in liabilities which, taken with other then existing claims under this ARTICLE X, would not be fully indemnified hereunder. The indemnitor shall have 10 days, after receipt of notice of such claim, process, legal proceeding and other written notice, to assume defense thereof. If the indemnitor does assume such defense, it will, within such 10 days, so notify the indemnitee. If the indemnitor does not assume such defense and so notify the indemnitee, or if the indemnitor is barred from assuming such defense pursuant to this SECTION 10.5, then the indemnitee shall assume such defense, subject to the participation of the indemnitor, as provided in this SECTION 10.5, and the indemnitee's fees and expenses (including fees and expenses of counsel) in connection with such defense will be borne by the indemnitor. In any case, the indemnitor and indemnitee shall cooperate and assist each other in such defense, and shall make available to the other all records, documents and information (written or otherwise) relevant to such defense. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability, subject to this ARTICLE X. Prior to paying any claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree, or evidence of assessment of Taxes or a similar final action by a Taxing Authority, holding the indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the indemnitor, which approval shall not be unreasonably withheld. An indemnitor or indemnitee shall have the authority to settle or compromise any Claim for which it has assumed or conducted the defense pursuant to this SECTION 10.5; provided that an indemnitor shall not settle or compromise any such Claim if such settlement or compromise would result in an Order, injunction or other equitable remedy materially adversely affecting the indemnitee or its business, or would result in liabilities which, taken together with other existing claims under this ARTICLE X, would not be fully indemnified hereunder; in each case, without the prior written consent of the indemnitee, which consent will not be unreasonably withheld. An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee.

         10.6. DETERMINATION OF INDEMNIFICATION AMOUNT. In the event that any indemnitee believes that it is entitled to claim indemnification from an indemnitor under this ARTICLE X, the indemnitee shall notify the indemnitor of such claim, the amount or estimated amount thereof and the basis for such claim (which will be described in reasonable detail). The indemnitor, on the one hand, and the Person which is not the indemnitor, on the other hand, will proceed, in good faith, and using reasonable efforts, to agree on the amount of such indemnification claim. If they are unable to agree on the amount of such indemnification claim within 30 days after such notice, (a) if such indemnification claim arises out of a claim by an Authority or third party of the type referred to in SECTION 10.5, then the amount of such indemnification claim will be determined pursuant to a final judgment or settlement or compromise pursuant to SECTION 10.5, or (b) if such indemnification claim does not arise out of such a third party claim, then the indemnification claim will be submitted to arbitration conducted pursuant to the rules and procedures of the American Arbitration Association. The determination of the amount of any indemnification claim pursuant to this SECTION 10.6 will be final, binding and conclusive, and the indemnitor, upon final determination of the amount of the indemnification claim will pay the indemnitee within 10 days of such final determination, the full amount, in cash, of such indemnification claim, as finally determined, and the indemnitee will be entitled to apply to any court or Authority of competent jurisdiction to enforce such payment (the fees and expenses of such enforcement, if necessary, to be borne by the indemnitor). In addition, if the indemnitor does not pay in full the indemnification claim, within 10 days, as aforesaid, the amount of the indemnification claim, as finally determined, will be increased by 2% for each 4-week period that it is not paid in full.

         10.7. FAILURE TO GIVE TIMELY NOTICE. A failure by an indemnitee to give timely, complete or accurate notice as provided in this Article X will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such was damages as a result of such failure to give timely notice.

         10.8. TREATMENT OF INDEMNIFICATION PAYMENTS. Amounts paid to an indemnitee as indemnification hereunder shall be treated as adjustments to the consideration for the Business paid pursuant to this Agreement. If any Tax authority successfully asserts that an indemnification payment is not an adjustment to such consideration, the indemnitor shall indemnify the indemnitee for any Tax imposed upon the Indemnitee in connection with its receipt of such indemnification payment, including any Tax imposed on any payment pursuant to this SECTION 10.8.

         10.9. RIGHTS OF SET-OFF. If Seller becomes liable to any indemnitee for any indemnity pursuant to this Article X, in addition to its other rights, Purchaser shall have the right to offset any such liability against any and all amounts otherwise due or to become due to Seller under this Agreement and any agreement delivered pursuant hereto; provided that Purchaser complies with the procedures set forth in this Article X.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1. EXPENSES. Each party hereto shall bear its own expenses with respect to this transaction. Seller agrees to pay and be responsible for all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Authority, required to be paid by any party in connection with the transfer and assignment of the Business.

         11.2. AMENDMENT. This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Parent, on the one hand, and Seller, on the other hand.

         11.3. NOTICES. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of transmission if sent by telex, telecopy or other wire transmission (provided that a copy of such transmission is simultaneously posted in the manner provided in clause (iii) below) or (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

         (A) If to Purchaser, addressed as follows:

                         Molex Industrial Ventures Inc.
                         c/o
                         Molex Incorporated
                         2222 Wellington Court
                         Lisle, Illinois 60532
                         Attention: Thomas S. Lee, Vice President of New
                                    Ventures and Acquisitions
                                    Louis A. Hecht, Secretary and General
                                    Counsel
                         Telecopy: (630) 512-8632
         with a copy to:

                         Sonnenschein Nath & Rosenthal
                         8000 Sears Tower
                         233 S. Wacker Drive
                         Chicago, Illinois  60606
                         Attention: Michael M. Froy, Esq.
                                    Mark L. Dosier, Esq.
                         Telecopy: (312) 876-7934


           (B) if to Parent, addressed as follows:

                         Molex Incorporated
                         2222 Wellington Court
                         Lisle, Illinois 60532
                         Attention: Thomas S. Lee, Vice President of New
                                    Ventures and Acquisitions
                                    Louis A. Hecht, Secretary and General
                                    Counsel
                         Telecopy: (630) 512-8632

         with a copy to:

                         Sonnenschein Nath & Rosenthal
                         8000 Sears Tower
                         233 S. Wacker Drive
                         Chicago, Illinois  60606
                         Attention: Michael M. Froy, Esq.
                                    Mark L. Dosier, Esq.
                         Telecopy: (312) 876-7934

           (C) If to Seller, addressed as follows:

                         Axsys Technologies, Inc.
                         910 Sylvan Avenue
                         Suite 180
                         Englewood Cliffs, New Jersey 07632
                         Attention:  Chief Financial Officer

                         Facsimile: (201) 871-7750

         with a copy to:

                         Kenneth R. Blackman, Esq.
                         Fried, Frank, Harris, Shriver & Jacobson
                         One New York Plaza
                         New York, New York 10004
                         Facsimile:  (212) 859-4000

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         11.4. AMOUNTS IN UNITED STATES DOLLARS. For purposes of this Agreement, all figures set out herein which are preceded by the "$" symbol shall be deemed amounts in United States Dollars.

         11.5. COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.6. GOVERNING LAW. The validity, performance and enforcement of this Agreement and all Ancillary Documents, unless expressly provided to the contrary, shall be governed by the laws of the State of New York, without giving effect to any choice of law principle which would require the application of the laws of any other jurisdiction.

         11.7. ASSIGNMENT. This Agreement may not be assigned by any party hereto without the written consent of each other party hereto, except that prior to the Closing Date Purchaser may assign its rights and obligations hereunder to Parent without the consent of any other Person. Purchaser may grant a security interest in respect of its rights hereunder to its lenders, which may exercise their rights in respect of that security interest.

         11.8. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and their respective affiliates and no provision of this Agreement (other than the provisions of ARTICLE VI and ARTICLE X) shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         11.9. TAX MATTERS.

                  (a) Purchaser and Seller shall treat and report the transaction contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including, without limitation, the calculation of gain, loss and basis with reference to the Purchase Price allocation made pursuant to SECTION 2.3 hereof. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein unless required by relevant tax law.

                  (b) Purchaser shall make available to Seller, and Seller shall make available to Purchaser, (i) such records as any such party may require for the preparation of any Tax Returns required to be filed by Seller or Purchaser and (ii) such records as Seller or Purchaser may require for the defense of any audit, examination, administrative appeal, or litigation of any Tax Return in which Seller was included.

                  (c) Purchaser shall cooperate with Seller in filing any tax returns that have been historically filed by the Division on behalf of the Seller, including, without limitation, returns relating to withholding taxes or other amounts collected from salaries and wages of Employees which are required to be remitted to any Authority.

         11.10. OTHER INSTRUMENTS. Upon the reasonable request of the other party hereto, Purchaser and Seller will on and after the Closing Date execute and deliver to the other party such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Acquired Assets and Assumed Obligations.

         11.11. ARBITRATION. Seller, on the one hand, and Purchaser and Parent, on the other hand, agree that any dispute between or among the parties to this Agreement relating to or in respect of this Agreement, its negotiation, execution, performance, subject matter, or any course of conduct or dealing or actions under or in respect of this Agreement, shall be submitted to, and resolved exclusively pursuant to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Such arbitration shall take place in New York, New York, and shall be subject to the substantive law of the State of New York. Decisions pursuant to such arbitration shall be final, conclusive and binding on the parties. Upon the conclusion of arbitration, any of Seller, Purchaser or

Parent may apply to any court having jurisdiction over such matter to enforce the decision pursuant to such arbitration.

         11.12. ENTIRE UNDERSTANDING. This Agreement and the Confidentiality Agreement set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                        MOLEX INDUSTRIAL VENTURES INC.


                                        By: /s/ J. JOSEPH KING
                                            ------------------------------------
                                            Name: J. Joseph King
                                            Title: President and Chief Operating
                                                   Officer


                                        MOLEX INCORPORATED


                                        By: /s/ THOMAS S. LEE
                                            ------------------------------------
                                            Name: Thomas S. Lee
                                            Title: Vice President New Ventures
                                                   and Acquisitions


                                        AXSYS TECHNOLOGIES, INC.


                                        By: /s/ STEPHEN BERSHAD
                                            ------------------------------------
                                            Name: Stephen Bershad
                                            Title: Chairman


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